EXECUTION

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of January 3, 2019, is made and entered into by and among (a) ZAGG HAMPTON LLC, a Delaware limited liability company (“Purchaser”); (b) HALO2CLOUD, LLC, a Delaware limited liability company (the “Company”); (c) the members of the Company named on the signature pages hereto (collectively, “Sellers”); (d) Patrick Keenan, as representative of Sellers (“Sellers’ Representative”); and (e) ZAGG Inc, a Delaware corporation and ultimate beneficial owner of 100% of the membership interests of Purchaser (“Parent”). Parent, Purchaser, the Company, Sellers and Sellers’ Representative may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
RECITALS
A.The Company owns, beneficially and of record, all of the issued and outstanding equity interests of the following companies: HALO HOLDINGS USA, LLC, a Delaware limited liability company; HALO HOLDINGS INTERNATIONAL COOPERATIEF U.A., a Dutch cooperative; and HALO INTERNATIONAL SEZC LTD., a Cayman Islands Exempted Company (each a “Subsidiary Company, collectively, the Subsidiary Companies” and the Company and the Subsidiary Companies together, the “Purchased Companies”).
B.Purchaser desires to acquire all of the issued and outstanding limited liability company interests in the Company (collectively, the “Interests”) from Sellers, and Sellers desire to sell to Purchaser the Interests, on the terms, conditions, exclusions and limitations set forth in this Agreement.
C.For the benefit of the Purchaser, as a portion of the Purchase Price, Parent desires to issue the Common Stock Consideration payable hereunder to the Sellers.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
SALE AND PURCHASE OF MEMBERSHIP INTERESTS
1.1 Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Purchaser, and Purchaser shall purchase from each such Seller, each Seller’s right, title and interest in and to the Interests, free and clear of all Encumbrances, for the consideration specified in Section 1.2.
1.2 Purchase Price. Subject to the terms and conditions of this Agreement, including any adjustment made pursuant to Section 1.3, Section 1.6 and ARTICLE 7, the purchase price for the Interests shall be Forty-Three Million Dollars ($43,000,000) (such aggregate net amount, the “Purchase Price”). The Purchase Price shall be paid as follows:
(a) the Closing Cash Payment paid at Closing via wire transfer of immediately available funds to the account or accounts specified by Sellers’ Representative to Purchaser prior to the Closing (the “Sellers Wire Transfer Instructions on behalf of each Seller based on such Seller’s pro rata percentage set forth next to such Seller’s name on Schedule 1.2(a) (with respect to each Seller, such Seller’s “Pro Rata Percentage”);
(b) the Payoff Amounts (including the Expense Fund) shall be paid at Closing by Purchaser on behalf of the Purchased Companies, as applicable, via wire transfer of immediately available funds to the accounts specified by Seller’s Representative to Purchaser prior to the Closing;
(c) the Sellers’ portion of the premium for the R&W Insurance Policy shall be paid at Closing by Purchaser on behalf of Sellers, via wire transfer of immediately available funds to its insurance broker for release to the insurer under the R&W Insurance Policy as of the Closing;
(d) the Cash Holdback Amount shall be retained by Purchaser in accordance with Section 1.4 and paid in accordance with Sections 1.3, 1.6 and ARTICLE 7; and
(e) the Common Stock Consideration, as evidenced by a copy of the instructions of Parent to the Transfer Agent delivered prior to the Closing Date instructing the Transfer Agent to deliver, on the Closing Date, and provide written confirmation thereof on the Closing Date, of the Transfer Agent’s book entry of each Seller’s portion of the Common Stock Consideration as set forth on Schedule 1.2(e) that is registered in the name of each such Seller (collectively, the “Transfer Agent Instructions and Confirmation”).
1.3 Post-Closing Adjustments.
(a) Adjustments to Closing Cash Payment.
(i) At least three (3) Business Days before the Closing, Sellers’ Representative shall have delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth (A) Sellers’ good faith estimate of the calculation of the Working Capital attributable to the Company (the “Estimated Closing Working Capital”), (B) the Estimated Company Indebtedness, and (C) the Estimated Sellers’ Transaction Expenses, in each case as of 12:01 a.m., Mountain time, on the Closing Date, which statement shall be in the form set forth on Schedule 1.3(a), and prepared in accordance with GAAP.
(ii) The Closing Cash Payment will be (A) decreased by the amount that the Estimated Closing Working Capital shall be less than One Million Six Hundred Eighty-Seven Thousand Five Hundred Ninety-Seven Dollars ($1,687,597) (the “Target Working Capital”), or (B) increased by the amount that the Estimated Closing Working Capital shall be more than the Target Working Capital.
(iii) The Estimated Closing Statement shall be binding on the Parties for purposes of determining the payments to be made by Purchaser pursuant to Section 1.2.
(b) Closing Statement. The adjustments to the Closing Cash Payment pursuant to Section 1.3(a) will be calculated pursuant to the principles and methodology set forth on Schedule 1.3(a). Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Purchaser’s calculation of (i) Final Closing Working Capital, (ii) Final Company Indebtedness, (iii) Final Sellers’ Transaction Expenses, and (iv) the Final Payment Amount calculated based on the foregoing, which Closing Statement shall be in the form set forth on Schedule 1.3(a).
(c) Review Period. On the thirtieth (30th) day after the date on which Purchaser has delivered the Closing Statement to Sellers’ Representative pursuant to Section 1.3(b) (such thirty (30) day period, the “Review Period”), if the Final Payment Amount is not disputed pursuant to Section 1.3(d) below, (i) in the event the Final Payment Amount exceeds the Initial Payment Amount by $100,000 or more (the amount of such excess above $100,000, the “Payment Shortfall”), then within five (5) Business Days of the end of the Review Period, Purchaser shall pay Sellers based on their respective Pro Rata Percentages the Payment Shortfall to the account or accounts designated in writing by Sellers’ Representative to Purchaser and (ii) in the event the Initial Payment Amount exceeds the Final Payment Amount by $100,000 or more (the amount of such excess above $100,000, the “Excess Payment”), then within five (5) Business Days of the end of the Review Period, Purchaser shall deduct such Excess Payment from the Indemnity Holdback Amount; provided that if the amount of such Excess Payment exceeds the Indemnity Holdback Amount, Purchaser shall deduct such amount from the Purchase Price Holdback Amount. For the avoidance of doubt, no Party shall owe any other Party any amounts pursuant to this Section 1.3(c) unless (i) the Final Payment Amount exceeds the Initial Payment Amount by $100,000 or more or (ii) the Initial Payment Amount exceeds the Final Payment Amount by $100,000 or more. All amounts paid pursuant to this Section 1.3(c) shall be paid by bank wire transfer of immediately available funds.
(d) Dispute Resolution. If Sellers’ Representative disputes the Closing Statement or any component thereof or the calculation of the Final Payment Amount shown on the Closing Statement or any component thereof, Sellers’ Representative shall give written notice (the “Dispute Notice”) to Purchaser within the Review Period or any mutually-agreed upon extension thereof. If Sellers’ Representative and Purchaser are unable to resolve any of the disputed matters within thirty (30) days after receipt by Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved (the “Disputed Matters”) shall be submitted to Grant Thornton LLP (“Independent Accounting Firm”). If for any reason the Independent Accounting Firm is unavailable to resolve such dispute between Purchaser and Sellers’ Representative and if Purchaser and Sellers’ Representative are unable to mutually agree upon the designation of a replacement nationally recognized public accounting firm within five (5) Business Days after the Independent Accounting Firm has notified Purchaser and Sellers’ Representative that it is unavailable to resolve such dispute, any Party may thereafter request that the American Arbitration Association make such designation. The Independent Accounting Firm will determine the resolution of the Disputed Matters, which determination shall be final and binding on the Parties. The Independent Accounting Firm shall act as an expert and not as an arbitrator, shall limit its review to the Disputed Matters only, shall be obligated to follow the terms and conditions set forth in this Agreement, and shall not be entitled to award, as to any Disputed Matter, an amount greater than the greatest value claimed by either Party or less than the least amount claimed by either Party. Any payments required to be made pursuant to this Section 1.3(d) shall be paid in cash within five (5) Business Days of the date of mutual agreement by the Parties or determination by the Independent Accounting Firm. The responsibility for the fees and expenses of the Independent Accounting Firm shall be borne proportionally by Purchaser and the Sellers’ Representative (on behalf of and for the account of the Sellers based on their respective Pro Rata Percentages) based upon how much their respective calculations of the Final Payment Amount differ from the calculation thereof as finally determined by the Independent Accounting Firm.
(e) Closing Time and Place. The closing of the purchase and sale of the Interests provided for in this Agreement (the “Closing”) shall take place at Purchaser’s principal office (or at such other place as the Parties may designate in writing) on the date hereof or remotely via electronic exchange of documents and signatures. The time of the Closing shall be as of 12:01 a.m. (Salt Lake City time) on the date hereof. The time and date of the Closing are referred to herein as the “Closing Date”.
1.4 Holdback Amount. At the Closing, Purchaser shall retain an amount equal to the Cash Holdback Amount for purposes of satisfying (i) the Purchase Price adjustments set forth in Section 1.3, (ii) the Additional Payment Amount, and (iii) claims pursuant to and in accordance with ARTICLE 7 of this Agreement.
1.5 Transactions at the Closing. At the Closing, the following shall occur:
(a) Purchaser shall make the following deliveries to Sellers or to Sellers’ Representative, on behalf of Sellers:
(i) payment of the Closing Cash Payment by wire transfer of immediately available funds pursuant to the Sellers Wire Transfer Instructions and Section 1.2(a);
(ii) a copy of the Transfer Agent Instructions and Confirmation certified by an authorized representative of Parent;
(iii) a Restrictive Covenant and Release Agreement in the agreed form (the “Restrictive Covenant and Release Agreement”) between Purchaser and certain of the Sellers, executed by Parent;
(iv) the Funds Flow Memo, executed by Purchaser;
(v) evidence that Purchaser has delivered to its insurance broker, for release to the insurer under the R&W Insurance Policy as of the Closing, an instruction to bind the R&W Insurance Policy;
(vi) the Lock-Up Agreements, executed by Parent;
(vii) each Confidentiality, Noncompetition and Inventions Agreement, executed by Parent;
(viii) the Employment Agreements, executed by Parent (the deliveries set forth in Section 1.5(a), the “Other Purchaser Documents”);
(ix) a certificate executed by the Secretary of each of Parent and Purchaser as of the Closing Date (A) a true and complete copy of the Organizational Documents of Parent and Purchaser, (B) a true an complete copy of the resolutions of the Parent’s and Purchaser’s Board of Directors or Board of Managers, or equivalent governing body, authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions and (C) incumbency matters; and
(x) certificates of good standing and/or subsistence of the Parent and Purchaser, that are dated within a reasonable period (not to exceed ten (10) days) prior to the Closing Date, issued by the Delaware Secretary of State’s office.
(b) Sellers, or Sellers’ Representative on behalf of Sellers, shall make the following deliveries to Purchaser:
(i) Assignments of Limited Liability Company Interest in the agreed form (the “Interest Assignments”) pursuant to which each Seller shall convey and assign the Interests to Purchaser, in each case executed by each Seller;
(ii) a certificate executed by the Secretary of each of the Company and its Subsidiaries certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Company and its Subsidiaries, (B) a true an complete copy of the resolutions of the Company’s Board of Managers, or equivalent governing body, authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions and (C) incumbency matters;
(iii) certificates of good standing and/or subsistence of the Company and its Subsidiaries, dated as of the Closing Date, issued by the Delaware Secretary of State’s office or, the relevant Governmental Authority for its Subsidiaries; and of each jurisdiction in which each of the Company and its Subsidiaries is qualified to do business, that are dated within a reasonable period (not to exceed ten (10) days) prior to the Closing Date;
(iv) [Reserved];
(v) resignation letters from each of the managers and officers of each of the Company and the Subsidiary Companies resigning in their capacities as such, effective immediately following the Closing (the “Resignation Letters”);
(vi) a Restrictive Covenant and Release Agreement and a Release Agreement, as applicable, each executed by the applicable Sellers;
(vii) the Lock-Up Agreements, each executed by the applicable Sellers;
(viii) the Funds Flow Memo, executed by Sellers’ Representative;
(ix) any Lien Releases;
(x) payoff letters, as of the Closing Date, evidencing the Payoff Amounts;
(xi) the Confidentiality and Non-Competition Agreement, executed by each applicable Continuing Employee;
(xii) the Employment Agreements, executed by each applicable Continuing Employee;
(xiii) the Trade Secret Disclosure Statement; and
(xiv) certifications under Treasury Regulation Section 1.1445-2(b)(2), in form reasonably acceptable to Purchaser, of each Seller’s non-foreign status or a statement executed on behalf of the Company, dated no more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3) and complies with Treasury Regulation Section 1.897-2(h) in form reasonably acceptable to Purchaser (the deliveries set forth in Section 1.5(b), the “Other Seller Documents”).
1.6 Additional Payment Amount
(a) Additional Payment Amount. As additional consideration for the Interests, at the time provided in Section 1.6(d), Purchaser (or its designee so long as Purchaser remains an obligor thereof) shall pay to Sellers, based on each Seller’s Pro Rata Percentage, an amount, if any, equal to the Additional Payment Amount.
(b) Determination of the Additional Payment Amount. No later than March 15, 2020, Purchaser shall prepare and deliver to Sellers’ Representative a written statement (the “Additional Payment Calculation Statement“) setting forth in reasonable detail Purchaser’s determination of Adjusted EBITDA for the Calculation Period and its calculation of any resulting Additional Payment Amount (the “Additional Payment Calculation”).
(c) Dispute Resolution. Sellers’ Representative shall have 30 days after the receipt of the Additional Payment Calculation Statement (the “Review Period“) to review the Additional Payment Calculation Statement and the Additional Payment Calculation set forth therein. At all reasonable times during the Review Period, Sellers’ Representative and its Representatives shall be permitted to review the records of the Purchased Companies in connection with its review of the Additional Payment Calculation Statement. Purchaser shall cooperate (and shall cause its Representatives to cooperate) with Sellers’ Representative to enable Sellers’ Representative and its Representatives to review the Additional Payment Calculation Statement, including, without limitation, making available books, records, work papers and personnel relating to the Additional Payment Calculation Statement and any amounts reflected thereon as reasonably requested by Sellers’ Representative or its Representatives; provided that such access shall only be afforded during normal business hours, under the supervision of Purchaser’s personnel and in such a manner as not to interfere with Purchaser’s operations. At any time before the expiration of the Review Period, Sellers’ Representative may object to the Additional Payment Calculation set forth in the Additional Payment Calculation Statement by delivering a written notice of objection (a “Additional Payment Calculation Objection Notice“) to Purchaser. Any Additional Payment Calculation Objection Notice shall specify the items in the Additional Payment Calculation disputed by Sellers’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute and Sellers’ proposed Additional Payment Calculation. If Sellers’ Representative fails to deliver an Additional Payment Calculation Objection Notice to Purchaser before the expiration of the Review Period, then the Additional Payment Calculation set forth in the Additional Payment Calculation Statement shall be final and binding on the Parties. If Sellers’ Representative timely delivers an Additional Payment Calculation Objection Notice, Purchaser and Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Additional Payment Amount. If Purchaser and Sellers’ Representative are unable to reach agreement within 30 days after such an Additional Payment Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accounting Firm. Promptly, but no later than 60 days after submission to the Independent Accounting Firm, the Independent Accounting Firm will determine (based on written presentations of Purchaser and Sellers’ Representative and any independent review deemed by the Independent Accounting Firm to be reasonably necessary, it being understood that the Independent Accounting Firm shall have the right (but not the obligation) to ask questions, request copies of financial records, and seek additional written presentations, of Purchaser and Sellers’ Representative) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of Additional Payment Amount. If unresolved disputed items are submitted to the Independent Accounting Firm, Purchaser and Sellers’ Representative shall each furnish to the Independent Accounting Firm such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Purchaser and Sellers’ Representative, and not by independent review. The resolution of the dispute and the determination of the Adjusted EBITDA for the Calculation Period and its calculation of any resulting Additional Payment Amount by the Independent Accounting Firm shall be final and binding on the Parties. The fees and expenses of the Independent Accounting Firm shall be borne by Sellers’ Representative and Purchaser in proportion to the amounts by which their proposed Additional Payment Calculation differ from the Additional Payment Calculation as finally determined by the Independent Accounting Firm.
(d) Timing and Manner of Payment of Additional Payment Amount. Any Additional Payment Amount that Purchaser is required to pay pursuant to Section 1.6(b) shall be paid in full no later than five (5) Business Days following the date upon which the determination of the Additional Payment Amount becomes final and binding upon the Parties pursuant to Section 1.6(c). Purchaser shall pay the Additional Payment Amount, if any, by wire transfer of immediately available funds to Sellers’ Representative for further distribution to Sellers to the deposit account or accounts designated in writing by Sellers’ Representative to Purchaser.
(e) Post-Closing Operation of the Business. After the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business; provided that, during the Calculation Period, (i) Purchaser will operate the Purchased Companies in good faith and will not act or refrain from acting in any way primarily intended to result in an unreasonable reduction of Adjusted EBITDA and the officers of the Purchased Companies shall operate the Purchased Companies in a manner intended to achieve the 2019 Targets, and (ii) except in connection with the sale of all or substantially all of the assets or equity of Parent (in which case, if the Additional Payment Amount has not yet been paid, in acceleration thereof on or before the closing of such transaction, the Parent will pay Two Million Dollars ($2,000,000) to the account or accounts specified by Sellers’ Representative on behalf of each Seller based upon such Seller’s Pro Rata Percentage from the Purchase Price Holdback Amount (the “Acceleration Payment Amount”), Purchaser will not suffer a change of control, directly or indirectly, nor transfer control of the Purchased Companies or the assets of the Purchased Companies to any entity which is not an Affiliate of Purchaser. Notwithstanding the foregoing, (y) following the Closing, Parent, Purchaser, Garold Miller and Nathan D. Weinstein will work together to set targets for fiscal year 2019 (the “2019 Targets”) for Adjusted EBITDA generated by the sale of Company Products and (z) if the Acceleration Payment Amount is paid pursuant to Section 1.6(e)(ii), the remaining unpaid Purchase Price Holdback Amount shall be subject to payment pursuant to this Section 1.6.
1.7 Tax Treatment and Allocation of Purchase Price. The Parties agree and acknowledge that solely for United States federal and state income tax purposes the Contemplated Transactions will be treated (a) in the case of Sellers as if the Sellers had sold to Purchaser the Interests, and (b) in the case of Purchaser as if Purchaser had acquired from Sellers, all of the Interests of the Purchased Companies.
1.8 Withholding.  Purchaser may withhold from the Purchase Price any Taxes that Purchaser reasonably determines it is required to withhold under applicable Tax law.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule delivered herewith to Purchaser and which identifies the section and subsection to which each disclosure therein relates (the disclosure schedule attached hereto are, collectively, the “Disclosure Schedule”), the Company hereby represents and warrants to Purchaser as of the Closing Date as follows:
2.1 Organization.
(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to transact business, and is in good standing as a foreign limited liability company in each jurisdiction where the character of its activities requires such qualification, except in each case as would not individually or in the aggregate have a Material Adverse Effect. The Company has heretofore made available to Purchaser accurate copies of its Organizational Documents, including without limitation its Certificate of Formation and Limited Liability Company Agreement, as currently in effect, and has made available to Purchaser the minute books and equity records of the Company. The Company is not in default under or in violation of any provision of its Organizational Documents. Section 2.1(a) of the Disclosure Schedule contains a correct and complete list of all of the officers and managers of the Company.
(b) Section 2.1(b) of the Disclosure Schedule sets forth the Subsidiaries of the Company. Each such Subsidiary is a corporation, partnership, limited liability company or limited company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each such Subsidiary is duly qualified to transact business, and is in good standing as a foreign corporation, partnership, limited liability company or limited company in each jurisdiction where the character of its activities requires such qualification, except in each case as would not individually or in the aggregate have a Material Adverse Effect. The Company has heretofore made available to Purchaser accurate copies of the Organizational Documents, as currently in effect, of each such Subsidiary and has made available to Purchaser the minute books and stock records of each such Subsidiary. No Subsidiary is in default under or in violation of any provision of its Organizational Documents. Section 2.1(b) of the Disclosure Schedule contains a correct and complete list of all of the officers and managers or directors, as applicable, of each such Subsidiary.
2.2 Due Authorization. Each Purchased Company has all requisite limited liability company power and Governmental Authority to enter into, execute and deliver this Agreement and the Other Seller Documents to which it is a party, to consummate the Contemplated Transactions, and to perform fully its obligations hereunder and thereunder. Each Purchased Company has taken all actions necessary to authorize it to execute, deliver and perform fully its obligations under this Agreement and the Other Seller Documents to which it is a party and to consummate the Contemplated Transactions, and no other action or proceeding is necessary for such Purchased Company to execute, deliver and perform its obligations under this Agreement and the Other Seller Documents to which it is a party and to consummate the Contemplated Transactions. This Agreement has been (and the Other Seller Documents to which it is a party will be at the Closing) duly and validly executed and delivered by each Purchased Company and constitutes (and, with respect to the Other Seller Documents to which it is party, will constitute upon such Purchased Company’s execution and delivery thereof at the Closing) a valid and binding obligation of such Purchased Company, enforceable against such Purchased Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity, assuming in each case due and valid execution by the Parent and Purchaser.
2.3 Title to Subsidiary Company Interests. The Company is the record and beneficial owner of the interests in each of the Subsidiary Companies (the “Subsidiary Company Interests”), free and clear of all Encumbrances, except as provided in the Organizational Documents of the Subsidiary Companies or as set forth on Section 2.3 of the Disclosure Schedule. Other than the Subsidiary Company Interests, the Company has no other equity interest or rights (whether or not vested or exercisable) to acquire an equity interest in any of the Subsidiary Companies. The Subsidiary Company Interests constitute the entirety of the issued membership interests of the Subsidiary Companies. No other class or series of membership interests of any of the Subsidiary Companies is authorized or outstanding.  The Subsidiary Company Interests have been duly authorized and validly issued.
2.4 Capitalization of the Purchased Companies.
(a) Section 2.4(a) of the Disclosure Schedule sets forth all of the outstanding membership interests of the Company, together with the registered holders thereof.
(b) There are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights, profits interests or conversion or exchange rights or other arrangements), commitments or agreements to which any of the Company or the Subsidiary Companies is bound that permit or entitle any Person to purchase or otherwise to receive from or to be issued any interests or any security or obligation of any kind convertible into or exchangeable for any membership interests of any of the Company or the Subsidiary Companies. No Person has any right to cause the purchase, redemption or repurchase of any equity interests or other securities of any of the Company or the Subsidiary Companies legally or beneficially owned by it. No Interests or Subsidiary Company Interests are subject to any agreements or understandings among any Persons with respect to the voting or transfer of the Interests or Subsidiary Company Interests, except as set forth in the applicable Organizational Documents. None of the Company or Subsidiary Companies has granted any registration rights to any Person with respect to its outstanding equity interests or other securities. None of the Company or Subsidiary Companies has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter.
(c) Other than the Subsidiary Companies, the Company has no Subsidiaries. Except as set forth on Section 2.4(a) of the Disclosure Schedule, the Subsidiary Companies have no Subsidiaries.
2.5 No Violation; Consents. The execution, delivery and performance by the Company of this Agreement and the Other Seller Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Purchased Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Purchased Company, including without limitation, Laws related to privacy; (c) except as set forth in Section 2.5 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, could constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Purchased Company is a party or by any Purchased Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any License affecting the properties, assets or business of any Purchased Company; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of any Purchased Company. No consent, approval, License, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Purchased Company in connection with the execution and delivery of this Agreement and the Other Seller Documents and the consummation of the Contemplated Transactions contemplated hereby and thereby.
2.6 Financial Statements; Books and Records.
(a) Section 2.6(a) of the Disclosure Schedule contains an accurate copy of (i) the consolidated, audited balance sheets of the Company and its Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015 (the “Balance Sheets”) and the related, consolidated, audited statement of income for the years then ended, (ii) the consolidated, unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2018 (the “Interim Balance Sheets“) and the related, consolidated unaudited statement of income for the 12-month period then ended (collectively, the “Financial Statements”).
(b) The Financial Statements: (i) fairly present the financial condition of the Purchased Companies as of the dates, and the results of their operations and cash flows for the periods indicated therein; and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (subject to the absence of footnote disclosure and in the case of interim statements to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse)).
(c) The Purchased Companies have no Liabilities of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that would be required to be disclosed in financial statements or footnotes thereto prepared in accordance with GAAP, except for those (i) reflected or reserved against in the Interim Balance Sheets, (ii) incurred after the date of the Interim Balance Sheets in the Ordinary Course of Business and (iii) incurred in connection with the Contemplated Transactions.
(d) The books of account, minute books, member record books and other books and records of the Purchased Companies are kept in the Ordinary Course of Business in accordance with reasonable business practices and applicable Laws.
(e) There has been no Material Adverse Effect since the date of the Interim Balance Sheets.
2.7 Tax Matters.
(a) The Company and each Subsidiary has filed on a timely basis (taking into account all properly granted extension) all Tax Returns that it was required to file, and all such
Tax Returns were true, correct and complete. Neither the Company, any of its Subsidiaries, nor any predecessor of the Company or any of its Subsidiaries have ever been a member of a consolidated, combined, unitary or aggregate group of which the Company, any of its Subsidiaries or any of their respective predecessors was not the ultimate parent corporation. The Company and each of its Subsidiaries have paid all Taxes that were due and payable (whether or not shown on any Tax Return). The unpaid Taxes of the Company and each of its Subsidiaries for Tax periods through the date of the Interim Balance Sheets do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheets and all unpaid Taxes of the Company and its Subsidiaries for all Tax periods commencing after the date of the Interim Balance Sheets arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any of its Subsidiaries has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or such Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. Except as set forth in Section 2.7(a) of the Disclosure Schedule, all Taxes that the Company or any Subsidiary was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company employee, independent contractor, creditor, or other third party.
(b) The Company has made available to Purchaser (i) complete and correct copies of all income or other material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary with any Governmental Authority relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. Audits of income Tax returns that have been completed for all taxable periods for which the applicable statute of limitations has not yet expired are listed in Section 2.7(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries have been informed in writing by any jurisdiction in which the Company or such Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction or that any Governmental Authority intends to audit a Tax Return for any period for which the applicable statute of limitations has not yet expired. Neither the Company nor any of its Subsidiaries have (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any Taxing authority for any period not yet expired.
(c) Neither the Company nor any Subsidiary has made any payment, is not obligated to make any payment and is not a party to any agreement that could obligate it to make any payment that may be treated, separately or in the aggregate, (i) as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (or any corresponding provision of state, local or non-U.S. Law); or (ii) as not fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S., Law) in connection with Contemplated Transactions.
(d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state, local or non-U.S. Tax Law) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the Contemplated Transactions.
(e) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(f) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.
(g) Neither the Company nor any Subsidiary has ever distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Contemplated Transactions.
(h) Section 2.7(h) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or such Subsidiary’s nexus with such jurisdiction.
(i) Except as set forth in Section 2.7(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code (or any similar provision of state, local or foreign Law).
(j) Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.
(k) Except as set forth in Section 2.7(k) of the Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) with respect to a transaction occurring on or before the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date, (iii) installment sale or other open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date or (v) any election made pursuant to Section 108(i) of the Code on or before the Closing Date.
(l) There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Permitted Encumbrances.
(m) The Company and each Subsidiary has delivered to Purchaser true, correct and complete copies of all election statements under Section 83(b) of the Code, if any, received by any of them from any employee, non-employee director, consultant or other service provider with respect to any Company equity interests that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.
(n) The Company and its Subsidiaries are not and never have been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with any related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any non-U.S. Law.
(o) Neither the Company nor its Subsidiaries have engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or non-U.S. Law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(p) Section 2.7(p) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company, its Subsidiaries and a Governmental Entity.
(q) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
2.8 Litigation. Except as disclosed on Section 2.8 of the Disclosure Schedule, there is no complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative (collectively, “Actions”) pending or, to the Company’s Knowledge, threatened in writing against any of the Purchased Companies. There is no Action pending or, to the Company’s Knowledge, threatened in writing against the Purchased Companies which seeks to prevent consummation of the Contemplated Transactions or which seeks damages in connection with the Contemplated Transactions, and no temporary restraining order, preliminary or permanent injunction or other Order or decree which prevents the consummation of the Contemplated Transactions has been issued.
2.9 Sufficiency of and Title to Assets. The Company or one or more of its Subsidiaries is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) owned by the Company and its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances).
(a) The Company or one or more of its Subsidiaries owns, or has the right to use pursuant to a valid and enforceable Lease, License or similar contractual arrangement, all of the assets (whether tangible or intangible) that are used or required for use in the operation of the business as currently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
2.10 Intellectual Property.
(a) Section 2.10(a) of the Disclosure Schedule contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software included in the Intellectual Property Assets. Except as set forth on Section 2.10(a) of the Disclosure Schedule, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers will provide Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(b) Section 2.10(b) of the Disclosure Schedule contains a correct, current and complete list of all Intellectual Property Agreements (excluding commercially available off-the-shelf Software), specifying for each the date, title and parties thereto. Sellers have provided Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Intellectual Property Agreement is valid and binding on the Purchased Company party thereto in accordance with its terms and is in full force and effect. No Purchased Company or any other party thereto is, or is alleged to be, in breach of in any material respect or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Intellectual Property Agreement.
(c) Each Purchased Company or the Purchased Companies, jointly, as applicable, is or are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner or owners of all right, title and interest in and to the Intellectual Property Assets, and has or have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted prior to the Closing Date, in each case, free and clear of Encumbrances other than Permitted Encumbrances and the terms of any Intellectual Property Agreement. The Purchased Companies have entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges such Purchased Company’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with such Purchased Company; (ii) grants to such Purchased Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law.
(d) At no time since 2011 was the Company or any Subsidiary or any developer, inventor or other contributor to any Company Intellectual Property operating under any grants related to the work performed for the Company or any Subsidiary from any Governmental Authority or third party, performing research sponsored by any Governmental Authority or third party or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in such Intellectual Property.
(e) Except as set forth in Section 2.10(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement, in the manner presently used by the Company and its Subsidiaries.
(f) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Purchased Companies have taken all necessary measures to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including, with respect to such Trade Secrets, by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(g) The conduct of the Business as currently conducted and as proposed to be conducted prior to the Closing Date, including the use of the Intellectual Property Assets and the
Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. Except as set forth on Section 2.10(g) of the Disclosure Schedule, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements.
(h) Except as set forth on Section 2.10(h) of the Disclosure Schedule, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by any Purchased Company in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by any Purchased Company or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. No Purchased Company is named in any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.
(i) Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person or agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products or (ii) subject to a written confidentiality agreement.
(j) Section 2.10(j) of the Disclosure Schedule identifies all Open Source Materials incorporated into any Company Products, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company and each Subsidiary is in compliance with the terms and conditions of all licenses for the Open Source Materials in all material respects. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company’s Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products, except as set forth in Section 2.10(j) of the Disclosure Schedule. Neither the Company nor any Subsidiary has used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, material obligations for the Company with respect to any Company Intellectual Property or grant, or purport to grant, to any third party any material rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
2.11 Information Technology.
(a) Status. Section 2.11(a) of the Disclosure Schedule sets forth a summary of the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company’s websites) that is currently used in the Business (collectively, the “ICT Infrastructure”) and any security and disaster recovery arrangements relating thereto. Except as set forth on Section 2.11(a) of the Disclosure Schedule or with respect to any items of the ICT Infrastructure licensed to the Company or its Subsidiaries, the Company is the sole legal and beneficial owner of the ICT Infrastructure and the ICT Infrastructure is used exclusively by the Company. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as presently conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with industry practice and, except to the extent expired, is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.
(b) No Faults. Neither the Company nor any Subsidiary has experienced any disruption in or to the operation of the Business in the past five years as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.
(c) ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding on the Company or a Company Subsidiary and no Contract (including any Intellectual Property Agreement) that relates to the ICT Infrastructure has been the subject of any breach by the Company, any Subsidiary or, to the Knowledge of the Company, any other Person, and the Company and each Subsidiary (A) has not waived any breach thereof by any other Person and (B) has not received any notice of termination of any such Contract.
2.12 Privacy and Personal Data.
(a) The Company has complied with applicable Law in all material respects and with its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by the Company or by third parties having authorized access to the records of the Company.
(b) The execution, delivery and performance of this Agreement by the Company will comply with the Company’s privacy policies. The Company has not received any written complaint regarding the Company’s collection, use or disclosure of Personal Data.
Standard terms and conditions and (where applicable) privacy policy of the Company from time to time, copies of which have been provided to Purchaser, are incorporated into any applicable sale of Company Products over the Internet by the Company and govern access to, and use of, any Company website.
(c) No breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal processing of any Company Data. No circumstance has arisen in which: (A) Privacy Laws would require the Company or any Subsidiary to notify a Governmental Authority of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company or any Subsidiary to notify a Governmental Authority of a data security breach.
(d) Section 2.12(d) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected and the security policies that have been adopted and maintained with respect to each such Company Database. No breach or violation of any such security policy by the Company has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.
2.13 Contracts.
(a) Section 2.13(a) of the Disclosure Schedule lists each of the following Contracts by which any of the Purchased Companies are bound (such Contracts, together with the Leases and all Intellectual Property Agreements set forth in Section 2.10(b) of the Disclosure Schedule, being “Material Contracts”):
(i) all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than 60 days’ notice;
(ii) all Contracts that require any Purchased Company to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii) all Contracts entered into for the purpose of indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v) all broker, distributor, dealer, manufacturer’s representative and franchise Contracts;
(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) requiring annual compensation in excess of $100,000;
(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;
(viii) all Contracts with any Governmental Authority;
(ix) all Contracts that limit or purport to limit the ability of any Purchased Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) all joint venture, partnership or similar Contracts;
(xi) all powers of attorney with respect to the Purchased Companies;
(xii) all collective bargaining agreements or Contracts with any labor union; and
(xiii) all other Contracts that are material to the Purchased Companies and not previously disclosed pursuant to this Section 2.12(a).
Each Material Contract is valid and binding on the Purchased Company to which it is a party in accordance with its terms and is in full force and effect. No Purchased Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by a Purchased Company under any Material Contract or result in a termination thereof by the counterparty or would cause or permit the acceleration by the counterparty or other changes of any right or obligation of a Purchased Company or the loss by a Purchased Company of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no disputes pending or threatened in writing under any Material Contract.
2.14 Compliance With Laws.
(a) The Purchased Companies are in compliance with all applicable Laws in all material respects in connection with the operation of the Business. No investigation, inquiry, audit or review by any Governmental Authority with respect to the Purchased Companies is pending or, to the Company’s Knowledge, threatened against the Purchased Companies alleging any failure to comply with applicable Laws, nor has any Governmental Authority notified the Purchased Companies of an intention to conduct the same. All material reports, filings and returns required to be filed by or on behalf of the Purchased Companies with any Governmental Authority on or prior to the Closing Date have been filed.
(b) The Purchased Companies possess all Licenses required to be obtained for the operation of the Business substantially as presently conducted, all such Licenses are in full force and effect and no suspension or cancellation is, to the Company’s Knowledge, threatened. Section 2.14(b) of the Disclosure Schedule contains a complete and accurate list of each material License that is held by any of the Purchased Companies. The Licenses listed on Section 2.14(b) of the Disclosure Schedule collectively constitute all of the material Licenses necessary to permit the Purchased Companies to lawfully conduct and operate the Business in the manner in which it is currently conducted and to permit the Purchased Companies to own or lease and use their Assets in the manner in which they currently own or lease and use such Assets.
(c) Section 2.14(c) of the Disclosure Schedule contains a complete and accurate list of each Order to which any of the Purchased Companies is subject. The Purchased Company subject to any such Order is, and at all times since the issuance of such Order has been, in material compliance with all of the terms and requirements of each Order identified or required to be identified on Section 2.14(c) of the Disclosure Schedule. The Purchased Companies are not in default under, and to the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or will result in a violation of or a default under, any Order identified or required to be on Section 2.14(c) of the Disclosure Schedule.
2.15 Insurance. Section 2.15 of the Disclosure Schedule sets forth a correct and complete list of each current insurance policy or binder of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Purchased Company (collectively, the “Insurance Policies”). There are no pending claims or any claims since January 1, 2015 in excess of $100,000 related to the Business or the Purchased Companies. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms and (b) have not been subject to any lapse in coverage. None of the Purchased Companies is in material default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Purchased Company is a party or by which it is bound.
2.16 Real Property.
(a) The Purchased Companies do not own any real property.
(b) All real property leases and subleases to which any of the Purchased Companies are a party and any amendments or modifications thereof are listed on Section 2.16(b) of the Disclosure Schedule (each a “Lease” and collectively, the “Leases”). Section 2.16(b) of the Disclosure Schedule indicates each property of which any Purchased Company is the tenant or subtenant. Accurate copies of each Lease have been made available to Purchaser, and the Leases constitute the entirety of the Purchased Companies’ rights to use and occupy the leased premises, and there are no other agreements, written or oral, which affect the occupation of such leased premises. The Leases are valid, in full force and effect and enforceable subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’
rights generally and to general principles of equity, the Leases have not been modified, supplemented, or amended, and the Leases have not been assigned or encumbered by Sellers or the Purchased Companies. To the Company’s Knowledge, all conditions of the Leases to be performed by any Person, other than the applicable Purchased Companies, and necessary to the enforceability of the Leases have been satisfied. None of the Leases prohibits the use of property subject to such Lease for the purposes for which each is currently used. No commission or other payment is due any real estate broker by any Purchased Company in connection with any Lease, and there are no agreements, oral or written, under which any real estate broker is entitled to any future payment or commission by any Purchased Company or its assignees, in connection with any Lease or property subject to any Lease.
2.17 Environmental Matters. There has been no material spill or release by any Purchased Company of any Hazardous Substance at any real properties currently leased or operated by any of the Purchased Companies. To the Knowledge of the Company, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of, on any real property currently or formerly owned, leased, used or occupied by any of the Purchased Companies except in a manner that complies with Environmental Laws as in effect on the date of this Agreement. To the Knowledge of the Company, there is no asbestos or asbestos containing material on any of the real properties currently leased or occupied by any of the Purchased Companies which requires Remedial Action. None of the Purchased Companies has received any written notice, and no person identified in the definition of “Knowledge” in this Agreement has received any oral notice, of claim, demand or other notification or communication that any of the Purchased Companies is or may be responsible with respect to any Remedial Action relating to any threatened or actual release of any Hazardous Substance or alleging any violation or failure to comply with any Environmental Law or License. There are no claims pending or, to the Company’s Knowledge, threatened with respect to compliance with, or liability under, any Environmental Law or License.
2.18 Employee Matters.
(a) Section 2.18(a) of the Disclosure Schedule sets forth, with respect to each employee of the Company and the Subsidiary Companies (including any employee who is on a leave of absence by reason of disability or otherwise or on layoff status subject to recall), (i) the name of such employee, the date as of which such employee was originally hired by the Company or any Subsidiary Company, and whether the employee is on an active or inactive status; (ii) such employee’s title or position; (iii) such employee’s wage classification as exempt or non-exempt; (iv) such employee’s annualized compensation as of the date of this Agreement, including base salary or hourly rate, as applicable, bonus or similar incentive and (v) such employee’s accrued vacation or hours of paid time off.
(b) None of the Company, its Affiliates, or the Subsidiary Companies is a party to or bound by any union contract, collective bargaining agreement or similar contract. The employees of all Subsidiaries of Company are non-resident aliens with no U.S. source income from the Company or its Subsidiaries.
(c) Section 2.18(c) of the Disclosure Schedule lists all current employee manuals and handbooks, employment agreements, and other employment policies or documents relating to the employment of the current Employees with regard to the Business.
(d) Except as set forth on Section 2.18(d) of the Disclosure Schedule, all employees of the Company and the Subsidiary Companies are terminable at will and at any time by the Company or the Subsidiary Companies, as applicable. Except as set forth on Section 2.18(d) of the Disclosure Schedule, neither the Company or the Subsidiary Companies has any severance pay practice or policy, and none of their employees is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company or the Subsidiary Companies (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company or the Subsidiary Companies, or applicable Laws) as a result of or in connection with the Contemplated Transactions or if the Company or any of the Subsidiary Companies on the Closing were to terminate the employment of any employee.
(e) The Company and each of the Subsidiary Companies have complied with all applicable employment and labor Laws, including Laws relating to hiring practices, terms and conditions of employment, immigration, occupational health and safety, wages and hours, non-discrimination, workplace harassment, workers compensation and unemployment insurance. Except as set forth in Section 2.18(e) of the Disclosure Schedule, all employees of the Company and the Subsidiary Companies are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state Law, and have at all times been properly classified under the Fair Labor Standards Act of 1938, as amended, and under all other applicable United States federal and state Laws.
(f) Except as set forth on Section 2.18(f) of the Disclosure Schedule: (i) there are no unfair labor practice complaints pending against the Company or the Subsidiary Companies before the National Labor Relations Board or any other Governmental Authority; (ii) the Company and the Subsidiary Companies are currently in compliance with all applicable Laws relating to collective bargaining; (iii) the Company and each of the Subsidiary Companies, as applicable, have paid in full to all of their employees all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iv) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any employees of the Company or the Subsidiary Companies; (v) neither the Company nor any of the Subsidiary Companies are a party to, or otherwise bound by, any Order relating to their employees or employment practices relating to the conduct of the Business; (vi) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to and the Company’s Knowledge, threatened with respect to the Company or any Subsidiary Company and relating to the conduct of the Business; (vii) there is no charge of harassment, or discrimination in employment or employment practices, for any reason, including age, gender, race, religion, disability or other legally protected category, which has been asserted or is now pending or, to the Company’s Knowledge, threatened, before any state or federal court, the United States Equal Employment Opportunity Commission, or any
other Governmental Authority in any jurisdiction in which the Company or any of the Subsidiary Companies have employed or currently employs any Person; and (viii) during the past twelve (12) months, neither the Company nor any of the Subsidiary Companies has implemented or initiated any layoff or made or started any collective dismissal of employees requiring advance notice under the Workers Adjustment and Retraining Notification Act and any similar state or local Law.
2.19 ERISA/Employee Benefits.
(a) Section 2.19(a) of the Disclosure Schedule is a true and complete list of each Employee Plan of the Company or any ERISA Affiliate. The Company has delivered to Purchaser at least ten (10) days before the Closing Date correct and complete copies of the current plan documents and summary plan descriptions with any amendments (or if the Employee Plan is not reduced to writing, a written summary of the plan’s terms), the three most recent annual reports (Form 5500, with all applicable attachments) and summary annual reports, and any related trust agreements, custodial agreements, insurance contracts, and other funding arrangements that implement each such Employee Plan, any administration or service provider agreements related to any Employee Plan, any communications distributed to Employee Plan participants within the last three years that was prepared by the Company or an ERISA Affiliate, a copy of the most recent determination, opinion or advisory letter issued by the IRS to any Employee Plan intended to be qualified under Code section 401(a), the three most recent annual compliance testing results for any qualified plan and cafeteria plan, and any fidelity bond or fiduciary liability insurance policy related to an Employee Plan.
(b) Except as set forth on Section 2.19(a) of the Disclosure Schedule, neither the Company, any Subsidiary Company, nor any ERISA Affiliate has entered into, sponsored, maintained or incurred any obligation (as applicable) under or with respect to: (i) an Employee Plan that is intended to be tax-qualified under Section 401 of the Code; (ii) any “employee pension benefit plan” within the meaning of ERISA §3(2); or (iii) any “employee welfare benefit fund,” as defined in Section 3(1) of ERISA. All Employee Plans of the Company or any ERISA Affiliate have been operated and have written documents in compliance with Section 409A of the Code and any applicable IRS regulations to the extent applicable and required. Neither the Company nor any of the ERISA Affiliates has any agreement or commitment to create any additional Employee Plan, enter into any written employment agreement, or modify or change any existing Employee Plan, except as may be required to comply with applicable Law.
(c) Each Employee Plan (and each related trust or fund, if any) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. Any plan intended to be qualified under Code section 401 has a current favorable determination letter or can rely on an advisory or opinion letter and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such plan. Every insurance Contract used by Sellers to provide any employee welfare benefit has been issued by a licensed insurer authorized to do business in the states in which the Purchased Companies do business. To the Company’s Knowledge, each such insurer has complied with all the terms and conditions and operated each Contract consistent with the requirements thereof. The Company and any ERISA Affiliate have never participated in or maintained a multiemployer plan (as described in ERISA section 3(37)), a “single employer plan” (as described in ERISA section 4001(a)(15)), a “multiple employer plan” (as described in Code section 413(c)), a “welfare benefit fund” (as described in Code section 419(e)) or a plan subject to the minimum funding requirements of ERISA section 302 or Code section 412.
(d) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Plan.
(e) All Company or ERISA Affiliate contributions that are due to any Employee Plan have been made within the time periods prescribed by ERISA and the Code and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Plan or accrued in accordance with GAAP and the past custom and practice of the Company or the ERISA Affiliates, as applicable.
(f) Neither the Company nor any ERISA Affiliate has any obligation to provide health benefits or other benefits to retired or other former employees or their dependents except as specifically required by COBRA. Section 2.19(f) of the Disclosure Schedule includes a list of all individuals who as of the Closing Date continue to receive health benefits due to application of COBRA. The Company and the ERISA Affiliates have operated and administered each Employee Plan that is a “welfare plan” (within the meaning of ERISA §3(1)) at all times in compliance in all material respects with the applicable provisions of COBRA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the Affordable Care Act (including Code Section 4980H), and all similar applicable Laws.
(g) None of the Company, any of the Subsidiary Companies, any director, officer or employee of the Company, nor any Subsidiary Company, nor any ERISA Affiliate that is a “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively (collectively, “ERISA Parties”, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, nor has any ERISA Party knowingly engaged in any transaction that would constitute a fiduciary violation under ERISA or which could subject Purchaser, the Company or any of the ERISA Affiliates to any penalty or tax under Section 502 of ERISA or Chapter 43, Subtitle D of the Code.
(h) With respect to any Employee Plan: (i) no filing, self-correction, application, audit or investigation or other matter is pending with the IRS, the United States Department of Labor or any other Governmental Authority, (ii) there is no action, suit or claim pending (nor, to the Company’s Knowledge, any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes or penalties, except as would otherwise be due in the Ordinary Course of Business.
(i) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will: (i) entitle any current or former employee or director of the Company, the Subsidiary Companies, or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee (except as may be required by state statutory law) or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person constituting a “parachute payment” within the meaning of Section 280G of the Code.
(j) Each Employee Plan can be amended, terminated, merged or otherwise discontinued after the Closing Date in accordance with its terms, without Liability to the Company other than reasonable administrative expenses related to such event. Nothing has occurred that would cause a material increase in the benefits under or the expense of maintaining the Employee Plans from the levels incurred for the most recently completed Company fiscal year, except as otherwise required by Law.
2.20 Absence of Certain Changes and Events. Except as set forth on Section 2.20 of the Disclosure Schedule, since the date of the Interim Balance Sheets, there has not been:
(a) any material transaction or expenditure entered into by the Purchased Companies other than in the Ordinary Course of Business;
(b) subject to ordinary deductibles, any uninsured loss of or damage to any of the properties of the Purchased Companies due to fire or other casualty;
(c) except for distributions in the Ordinary Course of Business (including, without limitation, a year end distribution of available cash), any declaration, setting aside or payment of any dividend or other distribution with respect to any Interests or Subsidiary Company Interests, or any repurchase, redemption, retirement or other acquisition by the Purchased Companies of any outstanding Interests or Subsidiary Company Interests, or other securities of, or other equity or ownership interests in, the Purchased Companies or any other capital contribution to or equity investment in the Purchased Companies;
(d) the incurrence of any Encumbrance or the incurrence of any Liability other than Permitted Encumbrances and current liabilities incurred since the date of the Balance Sheets in the Ordinary Course of Business;
(e) any incurrence, assumption or guarantee by the Purchased Companies of any indebtedness for borrowed money other than in the Ordinary Course of Business;
(f) any making of any loan, advance or capital contribution to, or investment in, any Person other than ordinary course advances or deemed advances to and from operations;
(g) any transaction or commitment made, or any Contract entered into, by any of the Purchased Companies relating to the Business (or any relinquishment by Purchased
Companies of any Contract or other right) other than purchases or sales (or contracts or commitments therefor) made in the Ordinary Course of Business;
(h) any sale, lease, pledge, transfer or other disposition of any material asset except for sales of inventory in the Ordinary Course of Business or dispositions of obsolete machinery and equipment;
(i) any (A) grant of any severance or termination pay to any manager or officer of any Purchased Company or any employee, independent contractor or otherwise relating to the Business, other than in the Ordinary Course of Business, (B) entry into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any manager or officer of any of the Purchased Companies or any employee or otherwise relating to the Business other than in the Ordinary Course of Business, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements of the Purchased Companies other than in the Ordinary Course of Business, (D) change in compensation, bonus or other benefits payable to managers or officers of any of the Purchased Companies or any employee or otherwise relating to the Business, other than in the Ordinary Course of Business with respect to employees other than officers and managers of the Purchased Companies or otherwise relating to the Business, (E) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant; or (E) change in the payment or accrual policy with respect to any of the foregoing;
(j) any capital expenditures, or commitment to make any capital expenditures, in excess of $100,000, other than in the Ordinary Course of Business;
(k) any write-down or write-up (or failure to write down or write up in accordance with GAAP consistent with past practice) of the value of any inventories or accounts receivables or revaluation of any Assets other than in accordance with GAAP;
(l) any cancellation of any Indebtedness or claims or any amendment, termination or waiver of any rights of value to the Purchased Companies;
(m) any change in any method of accounting or accounting practice or policy used by the Purchased Companies, other than such changes required by GAAP;
(n) any failure to renew any insurance policy or material License that is scheduled to terminate or expire within thirty (30) calendar days of the Closing;
(o) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the Ordinary Course of Business);
(p) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration or the application for registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;
(q) any material change adopted by the Purchased Companies in depreciation or amortization policies or rates;
(r) any material change in the credit terms offered by suppliers of the Business;
(s) any termination, cancellation or receipt of notice of a request for termination or cancellation of any Material Contract;
(t) any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees or otherwise relating to the Business, or any lockouts, strikes, slowdowns, work stoppages, grievances or threats thereof by or with respect to any Employees or otherwise relating to the Business; or
(u) any agreement to do any of the foregoing.
2.21 Certain Transactions. Except as set forth on Section 2.21 of the Disclosure Schedule, none of the managers or officers of the Purchased Companies, or any member of any of their families, is presently a party to, or was a party to during the three (3) years preceding the date of this Agreement, any Contract with the Purchased Companies. Except as set forth on Section 2.21 of the Disclosure Schedule or generally as a member or equity holder, none of the Purchased Companies’ officers or managers has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the Business, or any supplier, services provider, joint venturer or customer of the Purchased Companies.
2.22 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of the Purchased Companies in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any of the Purchased Companies.
2.23 Accounts Payable. Section 2.23 of the Disclosure Schedule is an aged list of the accounts payable of the Purchased Companies, whether or not in the ordinary course (“Payables”) as of the Interim Balance Sheet Date showing the aging of such Payables as follows: (a) 0-30 days, (b) 31-60 days, (c) 61-90 days, and (d) more than 90 days.
2.24 Certain Payments; Compliance with Anti-Corruption Acts. None of Sellers, the Purchased Companies, nor any equity holder, director, manager, officer or employee thereof, nor any agent or representative acting or purporting to act for or on behalf of the Purchased Companies, (a) has directly or indirectly (i) made, offered or promised to make, or authorized the making of, any payment or provision of anything of value or advantage to any Person in violation of any Law, (ii) given, offered or promised to give, or authorized the giving of, any gift, benefit, political or charitable contribution or other thing of value or advantage to any Person in violation of any Law, (iii) requested or received any payment, gift, benefit, political or charitable contribution or other thing of value or advantage in violation of any Law or (iv) violated any provision of the FCPA that prohibits corruption, bribery or any of the foregoing actions; or (b) has been investigated by a Governmental Authority, or, to the Company’s Knowledge, been the subject of any allegation with respect to conduct within the scope of clause (a) above. For the avoidance of doubt, any reference to “other thing of value” in this Section 2.24 includes employment, meals, entertainment, travel and lodging.
2.25 Export Control Laws. The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (a) the Company and each Subsidiary has obtained all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) the Company and each Subsidiary is in compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, and (d) no Export Approvals for the transfer of export licenses to Purchaser or any of the Purchased Companies are required, except for such Export Approvals that can be obtained expeditiously and without material cost.
2.26 Powers of Attorney. Except as set forth on Section 2.26 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary, other than powers of attorney entered into in the Ordinary Course of Business in connection with Intellectual Property filings and applications, third party logistics, customs brokers and other contracts entered into the Ordinary Course of Business.
2.27 Inventories. Except as described on Section 2.27 of the Disclosure Schedule, the inventories of the Company and its Subsidiaries (including tooling, spare parts and supplies), are valued on the Interim Balance Sheet at not more than the lower of cost or market, and do not include any material amount of obsolete inventory. For purposes of this Section 2.27, “obsolete inventory” is inventory which is not usable or salable in the lawful and Ordinary Course of Business as now conducted because of legal restrictions, failure to meet specifications, slow movement, damage, physical deterioration or any other cause, in each case net of reserves, which reserves are adequate and calculated consistent with past practice.
2.28 Warranties. Neither the Company nor any Subsidiary has undertaken any warranties or guarantees with respect to the Company Products, except as described on
Section 2.28 of the Disclosure Schedule, and the aggregate cost to the Company and the Subsidiaries to comply with such warranties or guarantees is properly reflected in the Company’s books and records in accordance with GAAP. The reserves for product warranties reflected in the Financial Statements have been determined in accordance with GAAP.
2.29 Product Liability; Recalls. The Company has not received any written demand or claim alleging that any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any Company Product has resulted in serious injury or death to any Person or material damage to or destruction of property. Each Company Product (i) has materially complied with applicable Law and (ii) is and has been fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its sale, whether through advertising or otherwise, except in each case as would not individually or in the aggregate have a Material Adverse Effect. To the Knowledge of the Company, there is no design defect with respect to any Company Product. Each Company Product contains reasonable warnings, presented in a reasonably prominent manner, in accordance with applicable Law. There has been no product recall or post-sale warning conducted by the Company with respect to any Company Product.
2.30 Bank Accounts. Section 2.30 of the Disclosure Schedule sets forth a list of each bank, trust company, savings institution or other financial institution with which any Purchased Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and sets forth the names of each Person holding powers of attorney from such Purchased Company.
2.31 Customers and Suppliers. Section 2.31 of the Disclosure Schedule sets forth a list of (a) the top 90% of customers of the Company by dollar purchase of at least $50,000 for the twelve month period ending on December 31, 2017, and the amount of revenues accounted for by such customer during each such period and (b) each supplier of the Company during the last full fiscal year and the interim period through the date of November 30, 2018, in each case with amounts paid or committed to be paid by the Company equal to or in excess of $100,000. No such customer or supplier has indicated in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any of its Subsidiaries.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the Disclosure Schedule, each Seller, severally and not jointly, and as to himself or itself only, hereby represents and warrants to Purchaser as of the Closing Date as follows:
3.1 Due Authorization; Enforceability. Such Seller is authorized to execute, deliver and perform fully his or its obligations under this Agreement and the Other Seller Documents to which he or it is a party and to consummate the Contemplated Transactions, and no other action or proceeding is necessary for such Seller to execute, deliver and perform his or its obligations under this Agreement and the Other Seller Documents to which he or it is a party and to consummate the Contemplated Transactions. This Agreement has been (and the Other Seller Documents to which he or it is a party will be at the Closing) duly and validly executed and delivered by such Seller and constitutes (and, with respect to the Other Seller Documents to which he or it is party, will constitute upon such Seller’s execution and delivery thereof at the Closing) a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity, assuming in each case due and valid execution by the Purchaser.
3.2 Title to Interests. Such Seller is the sole record and beneficial owner of those Interests listed opposite such Seller’s name on Section 3.2 of the Disclosure Schedule, free and clear of all Encumbrances. Other than such Interests, such Seller has no other equity interest or rights (whether or not vested or exercisable) to acquire an equity interest in the Company or any Subsidiary Company.
3.3 No Violation. The execution and delivery by such Seller of this Agreement and the Other Seller Documents to which he or it is a party, the consummation the Contemplated Transactions, and the performance of such Seller hereunder and thereunder will not: (a) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any Contract or License to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s property is subject; (b) other than pursuant to this Agreement or such Other Seller Documents, result in the creation or imposition of any Encumbrance upon the Interests owned by such Seller; or (c) violate any Order of any court or Governmental Authority or agency to which such Seller is a party or by which such Seller or any of his or its properties or assets is bound.
3.4  Regulatory Approvals and Other Consents. No consent, approval, authorization, notice, filing, exemption, waiver or other requirement under any Law must be obtained or is required to be made, obtained or otherwise satisfied by such Seller in order for such Seller to execute and deliver this Agreement or Other Seller Documents to which he or it is a party, to perform his or its respective obligations hereunder and thereunder and to consummate the Contemplated Transactions.
3.5 Litigation. There is no Action pending or, to such Seller’s knowledge, threatened against such Seller which seeks to prevent consummation of the Contemplated Transactions or which seeks damages in connection with the Contemplated Transactions, and no temporary restraining order, preliminary or permanent injunction or other Order or decree which prevents the consummation of the Contemplated Transactions has been issued and remains in effect.
3.6 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Such Seller or his or its Affiliates in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with such Seller or his or its Affiliates.
3.7 Solvency. Such Seller is solvent (either because his or its financial condition is such that the sum of his or its debts (including the probable amount of all contingent liabilities) is less than the fair value of his or its assets or because the present fair salable value of his or its assets will be greater than the amount required to pay his or its probable liability on his or its debts (including the probable amount of all contingent liabilities) as they become absolute and matured) and is not currently the subject of any bankruptcy, reorganization or similar proceeding.
3.8 Investment Purpose; Accredited Investor Status.  Such Seller understands that the shares of restricted Common Stock issued as the Common Stock Consideration to such Seller have not been registered under the Securities Act or any applicable state securities law and such Seller is acquiring the securities as principal for his or its own account and not with a view to or for distributing or reselling such shares of Common Stock or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such shares of Common Stock in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such shares of Common Stock in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Seller’s right to sell the shares of Common Stock pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws). Such Seller is an “accredited investor” as that term is defined under Section 501 of Regulation D of the Securities Act.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Parent and Purchaser, jointly and severally, hereby represents and warrants to Sellers as of the Closing Date as follows:
4.1 Due Formation. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
4.2 Authority to Execute and Perform Agreements. Purchaser has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Other Purchaser Documents, to consummate the Contemplated Transactions, and to perform fully its obligations hereunder and thereunder. Parent has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Other Purchaser
Documents to which it is a party, to consummate the Contemplated Transactions, and to perform fully its obligations hereunder and thereunder.
4.3 Due Authorization; Enforceability. Each of Parent and Purchaser has taken all actions necessary to authorize it to execute and deliver and perform fully its obligations under this Agreement and the Other Purchaser Documents and to consummate the Contemplated Transactions, and no other action or proceeding is necessary for the Parent or Purchaser to execute, deliver and perform its obligations under this Agreement and the Other Purchaser Documents to which it is a party and to consummate the Contemplated Transactions. This Agreement has been (and as of the Closing Date, the Other Purchaser Documents will be) validly executed and delivered by each of Parent and Purchaser and constitutes (and, with respect to the Other Purchaser Documents, will constitute upon Parent’s and Purchaser’s execution and delivery thereof at Closing) a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity, assuming in each case due and valid execution by Sellers and the Company.
4.4 No Violation. Neither the execution and delivery of this Agreement and the Other Purchaser Documents nor the consummation of the Contemplated Transactions will (a) violate any provision of the Organizational Documents of Parent or Purchaser, as amended to date, (b) require the consent of any party to any contract to which Parent or Purchaser is a party by which it or its property is bound; or (c) violate any Laws or Order to which Parent or Purchaser or its property is subject.
4.5 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Parent or Purchaser in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Parent or Purchaser.
4.6 Investment Intention. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Interests. Purchaser confirms that Sellers have made available the opportunity to ask questions of the officers and management of the Purchased Companies to acquire additional information about the assets and financial condition of the Purchased Companies and the Business. Purchaser will acquire the Interests for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Purchaser understands that the Contemplated Transactions have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Purchaser’s representations in this Section 4.6. Purchaser understands that the Interests may not be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.
4.1 Title to Purchaser Interests. The Parent is the record and beneficial owner of all of the equity interests in the Purchaser.
4.2 Parent Stock. The Common Stock Consideration has been duly and validly authorized and, when issued and delivered to Sellers in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and non-assessable, and the issuance of such shares of Common Stock is not subject to any preemptive or similar rights. The Common Stock Consideration is listed on the Nasdaq Stock Market, and the Common Stock Consideration will be subject only to restrictions on resale pursuant to the Other Seller Documents and applicable securities Laws, including, without limitation, Rule 144.
4.3 SEC Filings. Except as set forth in Section 4.9 of the Disclosure Schedule, Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2015 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.
ARTICLE 5
COVENANTS OF THE PARTIES
The Parties covenant and agree as follows:
5.1 Public Announcements. No Party nor their respective representatives shall issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Contemplated Transactions, including if applicable the termination of this Agreement and the reasons therefor, without the written consent of the other Parties, except as required by any Party to comply with applicable Law or court order or as necessary for any Party to enforce its rights hereunder or to comply with the rules of any securities exchange or market.
5.2 Director and Officer Rights. All rights to indemnification, advancement of expenses and exculpation in favor of each Person who is now, or has been at any time or who becomes prior to the Closing Date, an officer, manager or director of the Company or its Subsidiaries, shall be substantially similar to corresponding rights provided to similarly-situated officers, managers or directors of Parent’s Subsidiaries.
5.3 Rule 144. Until the first anniversary of the Closing Date, Parent will file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act at any time during which it is subject to such reporting requirements. If the Parent or its
Affiliates requires a legal opinion that any sale by a Seller of shares included in the Common Stock Consideration is permitted under Rule 144 or other registration exemption for resales of restricted available under the securities laws, Parent will reimburse such Seller for its reasonable attorneys’ fees incurred in connection with obtaining such opinion.
5.4 Employment Matters.
(a) Parent shall provide to each Continuing Employee service credit for the purpose of eligibility, vesting and post-Closing paid-time-off accrual rates under the Employee Plans for his or her period of service with the Purchased Companies prior to the Closing Date; provided, however, that such credit shall not be given to the extent it would result in a duplication of benefits. In addition, each Continuing Employee shall be provided with employee benefits no less favorable, in the aggregate than those provided to similarly-situated employees of Purchaser and its Affiliates.
(b) Sellers shall remain solely responsible for the satisfaction of all claims made or incurred for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Continuing Employees and any other current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to, or on the Closing Date. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. Sellers also shall remain solely responsible for all worker’s compensation claims of the Continuing Employees and any other current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or before the Closing Date.
(c) Nothing contained in this Section 5.4 will be construed to (i) establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement; (ii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee), including with respect to any right to employment or to a particular term or condition of employment; or (iii) obligate Purchaser to maintain any particular Employee Plan.
ARTICLE 6
TAX MATTERS
6.1 Tax Covenants. The following provisions shall govern the allocation of responsibility as between Purchaser, Sellers and the Purchased Companies for certain tax matters following the Closing Date:
(a) Tax Indemnity. Sellers shall jointly and severally indemnify, reimburse and compensate the Company, the Subsidiary Companies and Purchaser for and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i)
all Pre-Closing Taxes (or the non-payment thereof) of the Company or any Subsidiary Company in excess of Accrued Taxes taken into account as a current liability in the determination of Final Closing Working Capital; (ii) all Pre-Closing Taxes of any member (other than the Company and the Subsidiary Companies) of an affiliated, consolidated, combined or unitary group of which the Company or any of the Subsidiary Companies (or any predecessor of it) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; (iii) any Taxes required to be paid by Purchaser, the Company or the Subsidiary Companies resulting from a breach of the representations and warranties in Section 2.7 above; and (iv) any and all Taxes of any Person (other than the Company and the Subsidiary Companies), including Taxes of Sellers, assessed or otherwise imposed on the Company or any Subsidiary Company as a transferee or successor, by Contract or pursuant to any Law, rule, or regulation, which Taxes relate to a Pre-Closing Tax Period (or in the case of Taxes of Sellers which Taxes relate to any Tax period).
(b) Pre-Closing Tax Periods. Sellers shall prepare at their cost and file all Tax Returns of the Company and the Subsidiary Companies for Pre-Closing Tax Periods that are required to be filed on or before the Closing Date in a manner consistent with the manner in which the Company and Subsidiary Companies historically prepared their Tax Returns. Sellers shall also prepare at their cost and shall be entitled to control the preparation and filing of all Tax Returns of the Company and the Subsidiary Companies for Pre-Closing Tax Periods (other than Straddle Periods) that are required to be filed after the Closing Date (including the Company’s income Tax Returns for its taxable year ending under Code Section 708 on the Closing Date); provided, that such Tax Returns shall be (i) prepared in a manner that is consistent with past practices of the Company and the Subsidiary Companies and applicable Law, and (ii) furnished to Purchaser (with the associated Tax Return work papers) for Purchaser’s review and comment not less than thirty (30) days prior to filing, provided that Sellers’ determination as to the treatment of any item on any such Pre-Closing Tax Return shall be final. The Company and Subsidiary Companies shall pay, and Purchaser shall cause the Company and the Subsidiary Companies, as applicable, to pay an amount equal to the Taxes payable with respect to all Tax Returns of the Company or the Subsidiary Companies for Pre-Closing Tax Periods that are first required to be filed after the Closing Date; provided, that Purchaser, the Company and the Company’s Subsidiaries, as applicable, shall be entitled to reimbursement by Sellers of all such Taxes to be paid pursuant to this Section 6.1(b) to the extent set forth in Section 6.1(a) prior to the Company or its Subsidiaries paying such Taxes.
6.2 Straddle Periods. Purchaser shall prepare or cause to be prepared and filed or cause to be filed any Tax Returns of the Company and the Subsidiary Companies for Straddle Periods, subject to review and approval of Sellers, not to be unreasonably withheld. If Sellers claim a reasonable basis for disapproving such Tax Returns, then the Parties shall jointly submit their disagreement over the preparation of such Tax Returns to the Independent Accounting Firm for resolution and the decision of the Independent Accounting Firm shall be final and binding on the Parties. If Sellers do not provide a reasonable basis for disapproval within sixty (60) Business Days from the date of receipt of any such Tax Returns, Sellers shall be deemed to have approved the same. For purposes of this Agreement, Pre-Closing Taxes for any Straddle Periods shall be determined assuming that payment has been made in a manner without regard to penalties, interest or other amounts resulting from the failure to pay such Taxes in a timely manner unless such failure is due, all or in part, to the actions or inaction of Sellers. The Purchaser, the Company and the Subsidiary Companies shall be entitled to reimbursement from Sellers of all Taxes paid pursuant to this Section 6.1(b) for Pre-Closing Tax Periods as set forth in Section 6.1(a) prior to paying such Taxes.
(a) Cooperation on Tax Matters. Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this ARTICLE 6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, actual or threatened litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b) Mitigation. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).
(c) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Contemplated Transactions (together with the cost of preparation and filing any related Tax Returns) shall be paid by one-half by Sellers and one-half by Purchaser when due. Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Purchaser, the Company and/or the Subsidiary Companies will join in the execution of any such Tax Returns and other documentation
6.3 No Code Section 338 or 336 Election. Purchaser and its Affiliates shall not make any election under Section 338 or Section 336 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Company and its Subsidiaries pursuant to this Agreement.
ARTICLE 7
SURVIVAL; INDEMNIFICATION
7.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the Other Seller Documents, the Other Purchaser Documents and any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to the applicable time limitations set forth in Section 7.4.
7.2 Indemnification and Payment of Losses by Sellers
(a) Subject to Section 7.4, Sellers shall, severally calculated on a Proceeds Pro Rata Basis, indemnify, reimburse, compensate, and hold harmless each Purchased Company, Purchaser, their respective successors and assigns in interest, and each of their respective officers, managers, directors, partners, employees, agents, advisors, controlling persons, and affiliates (collectively, the “Purchaser Indemnitees”) for, and will pay to Purchaser Indemnitees the amount of, any Losses, arising, directly or indirectly and whether or not resulting from third party claims, from or in connection with:
(i) any breach of any representation or warranty contained in ARTICLE 2 of this Agreement or any representation or warranty of Sellers or any of the Purchased Companies as to the Purchased Companies contained in any Other Seller Document, or any related certificate required under this Agreement to be delivered by Sellers at the Closing;
(ii) any breach by the Purchased Companies of any covenant or obligation of the Purchased Companies contained in this Agreement or any Other Seller Document;
(iii) any Final Company Indebtedness not paid at the Closing;
(iv) any Seller Transaction Expenses not paid at Closing;
(v) any fraud of the Purchased Companies arising in connection with the Contemplated Transactions;
(vi) without duplication, Taxes as provided in Section 6.1(a);
(vii) any Losses related to, arising from or connected with the NOCO Losses or the Fundamental Innovation Losses; and
(viii) any Losses related to, arising from or connected with the Invicta Losses.
(b) From and after the Closing, and subject to the terms and limitations set forth in this ARTICLE 7, each Seller shall severally indemnify the Purchaser Indemnitees in respect of, and hold them harmless against, any and all Losses incurred or suffered by such Purchaser Indemnitees arising out of:
(i)  any breach of any representation or warranty of such Seller contained in ARTICLE 3 of this Agreement or as to such Seller contained in any Other Seller Document, or any related certificate required under this Agreement to be delivered by Sellers at the Closing; or
(ii) any failure of such Seller to have good and valid title to the issued and outstanding Interests, issued in the name of such Seller, free and clear of all Encumbrances; and
(iii) any failure of such Seller to perform any covenant or agreement of such Seller contained in this Agreement or such Seller’s Restrictive Covenant and Release Agreement.
Such liability shall be limited to the applicable Seller and no other Seller shall have any liability, joint or otherwise, therefor; provided that Nathan D. Weinstein shall be jointly and severally liable for any Losses, determined on a Proceeds Pro Rata Basis, attributed to the Weinstein Family Trust, dated August 29, 2014.
7.3 Indemnification and Payment of Losses by Parent and Purchaser. Parent and Purchaser, jointly and severally, will indemnify, reimburse, compensate, and hold harmless Sellers, each of their successors and assigns in interest, and each of their respective officers, directors, partners, employees, agents, advisors, controlling persons, and affiliates (collectively, the “Seller Indemnitees”), and will pay to the Seller Indemnitees the amount of any Losses arising, directly or indirectly and whether or not resulting from third party claims, from or in connection with:
(a) any breach of any representation or warranty contained in ARTICLE 4 of this Agreement or any representation or warranty of Parent or Purchaser contained in any Other Purchaser Document, or any other certificate required this Agreement to be delivered by Parent Purchaser at the Closing; and
(b) any breach by Parent or Purchaser of any covenant or obligation of Parent or Purchaser contained in this Agreement or any Other Purchaser Document.
7.4 Limitations. Notwithstanding anything to the contrary in this ARTICLE 7:
(a) Termination of Representations and Warranties. If the Closing occurs, the representations and warranties of Purchaser, the Company and Sellers in this Agreement (i) will survive the Closing, (ii) will continue until eighteen (18) months following the Closing Date, at which time all representations and warranties will expire and within five (5) Business Days thereafter Purchaser shall pay all unclaimed amounts with respect to the Indemnity Holdback Amount to the accounts designated by the Sellers’ Representative; provided, however, that the representations and warranties contained in Sections 2.1 (Organization), 2.2 (Due Authorization), 2.3 (Title to the Subsidiary Company Interests), 2.4 (Capitalization), 2.7 (Tax Matters), 2.9(a) (Title to Assets), 2.19 (ERISA/Employee Benefits), 2.22 (No Broker), 3.1 (Due Authorization; Enforceability), 3.2 (Title to Interests), 3.6 (No Broker), 4.1 (Due Formation), 4.2 (Authority to Execute and Perform Agreements), 4.3 (Due Authorization; Enforceability), 4.5 (No Broker), (collectively, the “Fundamental Representations”) shall survive until the date that is sixty (60) calendar days after the underlying obligation is barred by the applicable statute of limitation relating thereto and (iii) all representations and warranties set forth in 2.9(b) (Intellectual Property) shall survive for three (3) years after the Closing Date. All claims by any Purchaser Indemnitee under Section 7.2(a)(i) or Section 7.2(b)(i) or by any Seller Indemnitee under Section 7.3(a) must be brought before the expiration of the underlying representation or warranty pursuant to this Section 7.4(a), and such claims shall thereafter be barred, provided, however, that if at any time prior to the date of expiration of any representation or warranty pursuant to this Section 7.4(a), a Purchaser Indemnitee or Seller Indemnitee, as applicable, has duly delivered to Sellers’ Representative or Purchaser, as applicable, written notice of such Purchaser Indemnitee’s or Seller Indemnitee’s, as applicable, claim for indemnification, then the specific indemnification claim asserted in such indemnity notice shall survive until such time as such claim is resolved. This Section 7.4(a) shall not limit any claim or recovery available to Purchaser (or any additional insured) under the R&W Insurance Policy.
(b) Breach of Covenant Claims. All claims by any Purchaser Indemnitee under Section 7.2(a)(ii) or Section 7.2(b)(iii) or any Seller Indemnitee under Section 7.3(a) with respect to covenants or agreements of Sellers or Purchaser, as applicable, to be performed by or prior to Closing pursuant to this Agreement must be brought by the first anniversary of the Closing Date, and such claims shall thereafter be barred. The other covenants and agreements of Sellers, Parent or Purchaser, as applicable, that (i) expire upon a date certain shall survive until such date certain, and (ii) the covenants and agreements of Sellers, Parent or Purchaser, as applicable, that do not expire upon a date certain shall survive the Closing until the date that is sixty (60) calendar days after the underlying obligation is barred by the applicable statute of limitation relating thereto.
(c) Threshold. Neither Sellers nor Parent or Purchaser shall be liable for Losses under Section 7.2(a)(i), Section 7.2(a)(vii), Section 7.2(a)(viii) and Section 7.3(a), respectively, until the aggregate amount of all Losses from all such claims exceeds Three Hundred Thousand Dollars ($300,000) (the “Threshold Amount”), at which point Sellers, Parent or Purchaser, as applicable, shall become liable for all such Losses under Section 7.2(a)(i), Section 7.2(a)(vii), Section 7.2(a)(viii) and Section 7.3(a), as applicable, in excess of the Threshold Amount; provided, that the limitation set forth in this Section 7.4(c) shall not apply in the case of any claim relating to (i) a breach of any of the Fundamental Representations and (ii) any claims set forth in Sections 7.2(a)(ii) through 7.2(a)(vi).
(d) Cap.
(i) Neither the Sellers, on the one hand, nor Parent and Purchaser, on the other hand, shall be liable for Losses under Section 7.2(a)(i), Section 7.2(a)(vii), Section 7.2(a)(viii) or Section 7.3(a), as applicable, in excess of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Base Cap”); provided that if NOCO Losses and/or Fundamental Innovation Losses cause total Losses under Section 7.2(a)(i), Section 7.2(a)(vii) and Section 7.2(a)(viii) to exceed Four Million Five Hundred Thousand Dollars ($4,500,000), the Base Cap shall be increased to the extent of such NOCO Losses and/or Fundamental Innovation Losses up to a maximum of Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate, subject to Section 7.2(d)(ii) below. In no event shall Parent or Purchaser be liable under Section 7.3(a) for Losses in excess of the Purchase Price, and no Seller shall be liable for Losses under Sections 7.2(a)(i), 7.2(a)(vii) or Section 7.2(a)(viii) in excess of such Seller’s aggregate Pro Rata Percentage of the Purchase Price provided, that the limitations set forth in this Section 7.4(d) shall not apply in the case of any claim relating to (i) a breach of any of the Fundamental Representations and (ii) any claims set forth in Sections 7.2(a)(ii) through 7.2(a)(vi).
(ii) Notwithstanding the foregoing, the Sellers shall not be liable for (A) any NOCO Losses that, individually or in the aggregate, exceed One Million Dollars ($1,000,000), or (B) any Fundamental Innovation Losses that, individually or in the aggregate, exceed One Million Dollars ($1,000,000).
(e) Recovery of Losses. Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnitee shall be able to collect any Losses directly from any Seller:
(i)  unless and until there are insufficient unclaimed amounts in the Cash Holdback Amount remaining to satisfy such Losses; provided that nothing in this Section 7.4(e) shall preclude Purchaser from asserting any claim before the expiration of the Calculation Period;
(ii) to the extent that a specific accrual or reserve for the amount of such Losses was set forth on the Financial Statements or taken into account in calculating Final Closing Working Capital; or
(iii) to the extent that such Losses are covered by the R&W Insurance Policy procured by Purchaser and Sellers pursuant to Section 5.2, if any, or any other insurance policies of Parent or Purchaser.
(f) Limited Liability. Notwithstanding anything to the contrary herein, subject to the other limitations set forth herein, and provided that Nathan D. Weinstein shall be jointly and severally liable for any Losses, determined on a Proceeds Pro Rata Basis, attributed to the Weinstein Family Trust, dated August 29, 2014, (i) in respect of any indemnifiable claim brought pursuant to this ARTICLE 7, each Seller shall only be liable for his or its share, determined on a Proceeds Pro Rata Basis, of the Losses determined to be indemnifiable hereunder pursuant to such claim, and (ii) each Seller shall be severally liable for, and no other Seller shall have any liability with respect to, Losses by reason of or relating to (x) fraud of such Seller who also is a Seller committed in such Seller’s capacity as a Seller or (y) the indemnification obligations set forth in Section 7.2(b) for which the liability of each such Seller shall not exceed the aggregate Pro Rata Percentage such Seller received at Closing plus amounts contributed to the Cash Holdback Amount by and attributable to such Seller.
(g) No Right of Contribution. No Seller shall have any right of contribution against any Purchased Company with respect to any breach by any Purchased Company of any of its representations, warranties, covenants or agreements.

7.5 No Duplication. Notwithstanding any other provision of this Agreement to the contrary, the indemnifying party shall not be liable under this ARTICLE 7 for any Losses relating to any matter to the extent that (A) the indemnified party shall have otherwise been actually compensated for such matter pursuant to the Purchase Price adjustment under Section 1.3 (as finally determined in accordance with Section 1.3 and in any such case, as evidenced by any written statements delivered hereunder or by written communications exchanged between Sellers and Purchaser or their respective accountants, or the Independent Accounting Firm); (B) following the Closing, the indemnified party shall have otherwise actually recovered for such matter pursuant to any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss (provided that the indemnified party is entitled to seek indemnification pursuant to multiple provisions of this ARTICLE 7); or (C) the indemnified party shall have otherwise been actually compensated for such matter pursuant to the R&W Insurance Policy or other insurance policies. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 7.5 shall limit, alter or waive in any manner or respect any defenses available to any Person or any burdens of proof or legal standards required to be met by any Person under applicable Law.

7.6 Calculation of Losses. For purposes of this ARTICLE 7, for the specific purpose of determining the amount of Losses resulting from a breach of a representation or warranty in this Agreement, but specifically not for purposes of determining whether a breach occurred, all qualifications contained in such representation or warranty that are based on materiality (including, without limitation, all usages of “material”, “material adverse effect” or similar qualifiers) will be disregarded.
7.7 Procedure for Indemnification – Third Party Claims.
(a) Promptly after receipt by an indemnified party under this ARTICLE 7 of notice of the commencement of any proceeding against it by a third party, such indemnified party will, if a claim is to be made against an indemnifying party under this ARTICLE 7, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice.
(b) If any third party proceeding referred to in Section 7.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, if it so elects, to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 7 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation; provided, however, that if there exists a conflict of interest that would make it inappropriate in the written legal opinion of counsel for the indemnified party for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. If the indemnifying party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent, which consent shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (C) such compromise or settlement shall include an unconditional release of the indemnified party from all liabilities arising out of such claim. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding so defended or any compromise or settlement effected; provided that no compromise or settlement of such claims may be effected by the indemnified party without the indemnifying party’s consent, which consent shall not be unreasonably withheld, unless such compromise or settlement shall include an unconditional release of the indemnifying party from all liabilities arising out of such claim. The indemnifying party and indemnified party will cooperate with each other in the defense of any third party claim subject to indemnification hereunder.
(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may materially and adversely affect it or its Affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) unless such compromise or settlement shall include an unconditional release of the indemnifying party from all liabilities, monetary or otherwise, arising out of such claim.
(d) Notwithstanding anything to the contrary contained herein, to the extent required by the carrier of the R&W Insurance Policy, in connection with any claim made by a Purchaser Indemnitee thereunder, the conduct of the defense or prosecution of any third-party claim will be assigned to counsel selected or approved by the carrier of the R&W Insurance Policy, or otherwise conducted in coordination with the carrier of the R&W Insurance Policy in each case without prejudice to the rights of the Parties hereunder, and Seller Indemnitors and Purchaser Indemnitees will reasonably cooperate at Purchaser’s expense with the carrier of the R&W Insurance Policy and such counsel in the defense of the third-party claim and otherwise comply with the requirements of the R&W Insurance Policy applicable to such party in connection therewith.
(e) Sellers’ Representative (on behalf of Sellers) shall act on behalf of all defending parties in the case of all third-party claims with respect to which Purchaser is seeking indemnification from Sellers under ARTICLE 7 (with each such Seller responsible on a Proceeds Pro Rata Basis of such costs and expenses).
7.8 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim must be asserted by written notice delivered in accordance with Section 8.1 to the party from whom indemnification is sought which notice shall specify in reasonable detail the factual basis for such claim and either the fixed amount of Losses resulting from such claim, or if the Losses have not been finally determined, a good faith estimate of the amount of such Losses along with a statement of the basis for such estimate. Promptly following receipt of such written notice, the indemnifying party shall pay the amount of such Loss or estimate of Loss to the indemnifying party.
7.9 Subrogation. Upon making any payment to a Person entitled to indemnification pursuant to this ARTICLE 7, the Person providing such indemnification shall be subrogated, to the extent of such payment, to any rights which the indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim and the indemnified Person shall assign any such rights to the indemnifying Person.
7.10 Denial of R&W Insurance Policy Claims. Sellers acknowledge and agree that the denial of any claim by any Purchaser Indemnitee under the R&W Insurance Policy or the existence of any coverage exclusions under the R&W Insurance Policy, shall not be construed as, or used as evidence that, such Purchaser Indemnitee is not entitled to indemnification under this ARTICLE 7. Nothing in this Agreement shall limit the right of any Purchaser Indemnitee to make claims against the R&W Insurance Policy. For purposes of clarity, as between Purchaser, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) on indemnification set forth in this ARTICLE 7 shall affect the rights of Purchaser Indemnitees under the R&W Insurance, which rights shall be governed solely thereby.
7.11 Tax Treatment. The Parties agree to treat any indemnity payment made pursuant to this ARTICLE 7 or under ARTICLE 6 as an adjustment to the Purchase Price for all Tax purposes.
7.12 Exclusive Remedies. Each indemnified party acknowledges and agrees that from and after the Closing, except as otherwise expressly provided in this Agreement, its sole and exclusive remedy with respect to any and all claims (other than claims for fraud, intentional misrepresentation or willful misconduct on the part of a party in connection with the Contemplated Transactions) shall be pursuant to the provisions of Sections 1.3(d) and 1.6(c) and the indemnification provisions set forth in this ARTICLE 7. Nothing in this Section 7.12 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement or any Other Seller Document or Other Purchaser Document or to seek any remedy on account of fraud, intentional misrepresentation or willful misconduct by any party.
ARTICLE 8
MISCELLANEOUS
8.1 Notices. All notices, consents, waivers, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service, or sent by facsimile or electronic mail or mailed via nationally recognized overnight courier, in all cases, addressed as follows:
(i) If to Sellers’ Representative, to:

Patrick Keenan
90 North Church Street
P.O. Box 10315
George Town, KY1-1003
Cayman Islands

(with a copy, which shall not constitute notice, to)
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attn:  Lewis N. Segall
Douglas Stransky
Email: lsegall@sandw.com
dstransky@sandw.com

(ii) If to Purchaser, to:

ZAGG Inc
910 West Legacy Center Drive, Suite 500
Midvale, UT 84047
Attn: Bradley J. Holiday, Chief Financial Officer
Email: brad.holiday@zagg.com

(with a copy, which shall not constitute notice, to)

Durham Jones & Pinegar, P.C.
111 South Main, Suite 2400
Salt Lake City, Utah 84111
Attn: Jeffrey M. Jones, Esq.
Email:  jjones@djplaw.com

All notices, requests and other communications shall be deemed given (i) on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address or a receipt generated by the sender’s fax machine showing that such communication was sent to the appropriate fax number on a specified date, if sent by facsimile, and (ii) upon transmission, if delivered by electronic mail; provided that if the date of transmission or receipt is not a Business Day (and, in the case of delivery by facsimile if not received prior to the end of the normal Business Day of the recipient), then on the first Business Day of the recipient after the date of such transmission or receipt. In case of service by electronic mail or facsimile, a copy of such notice shall be personally delivered or sent by overnight mail, in the manner set forth above, intended for receipt within the following Business Day thereafter (provided that the failure to do so shall not prevent such notice from being effective upon transmission or receipt as noted above). The Parties may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
8.2 Entire Agreement. This Agreement (including without limitation the schedules and exhibits hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto embody the final, complete and exclusive agreement among the Parties with respect to the sale of the Interests and the Contemplated Transactions; supersede all prior letters of intent, agreements, understandings and representations (whether written or oral) with respect thereto; and may not be contradicted by evidence of any such prior agreement, understanding or representation, whether written or oral.
8.3 Governing Law; Jurisdiction and Venue. This Agreement is to be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Delaware Court of Chancery, and of the United States District Court of the District of Delaware and any appellate court from any thereof, and each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts, and agrees that any such action, litigation or proceeding may be brought in any such Delaware state court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the Parties agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
8.4 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the Contemplated Transactions. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such Party understands and has considered the implications of this waiver, (c) each such Party makes this waiver voluntarily, and (d) each such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4.
8.5 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective Parties and any instrument or agreement executed pursuant hereto shall be binding upon the Parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any Party hereunder, may be assigned by a Party without the prior written consent of the other Parties, provided, however, that Purchaser shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate or to designate any of its Affiliates to receive directly the Interests to be purchased hereunder or to exercise any of the rights of Purchaser, or to perform any of its obligations; provided that Parent remains liable for all obligations of Purchaser or any such Affiliate.
8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and delivery of an executed counterpart by fax, .pdf or other electronic means shall be equally effective as delivery of an original, manually executed counterpart of this Agreement.
8.7 Section Headings; References. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. All references in this Agreement to Articles, Sections, Exhibits or Schedules refer to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.
8.8 Gender; Tense, Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa. Unless otherwise expressly provided, the word “including” shall be interpreted to mean “including without limitation”.
8.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
8.10 No Third Party Rights. Except as set forth in ARTICLE 7, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors in interest and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any Party to this Agreement.
8.11 Expenses. Except as expressly provided herein, Purchaser shall bear its own costs and expenses, and Sellers shall bear all costs and expenses of Sellers and the Purchased Companies incurred in connection with the Contemplated Transactions or otherwise required by applicable Law; provided, that the costs of procuring the R&W Insurance Policy (including, but not limited to, costs incurred in respect of premium payments, diligence and other fees, expenses and Taxes related thereto) shall be borne in equal amounts by Purchaser, on the one hand, and Sellers, on the other hand.

8.12 Amendments; No Waivers.
(a) Any provision of this Agreement may be waived if the waiver is in writing and signed by the Party or Parties to be bound. Any provision of this Agreement (excluding the Disclosure Schedule) may be amended after the Closing Date if, and only if, such amendment is in writing and signed by the Purchaser and Sellers.
(b) No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
8.13 Further Assurances. From time to time after the Closing, at the request of Purchaser and without further consideration, Sellers will execute and deliver to Purchaser such other documents, and take such other action, as Purchaser may reasonably request in order to consummate more effectively the Contemplated Transactions and to vest in Purchaser good, valid and marketable title to the Interests.
8.14 Disclosure Schedule. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if it were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.
8.15 Access to Records After Closing. Until the later of (a) that date which shall be two years after the Closing Date or (b) the date of final resolution of any claim for indemnification by any Purchaser Indemnitee, Sellers’ Representative shall have reasonable access to such books and records of the Purchased Companies as shall be reasonably related to any claim for indemnification asserted by any Purchaser Indemnitee pursuant to ARTICLE 7. In addition, for a period of seven (7) years after the Closing Date, Sellers’ Representative shall have reasonable access to all of the books and records of the Purchased Companies to the extent that such access may reasonably be required by Sellers in connection with any Tax matter. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to Sellers’ Representative obtaining such access.
8.16 Sellers’ Representative.
(a) Each Seller hereby irrevocably appoints the Person designated from time to time as its true and lawful attorney-in-fact, to act as Sellers’ Representative under this
Agreement and, as such, to act as such Seller’s agent (with full power of substitution) to take any action on such Seller’s behalf with respect to all matters relating to this Agreement and the Contemplated Transactions. Patrick Keenan is hereby appointed and hereby accepts appointment as the initial Sellers’ Representative (the “Initial Representative”). Each Seller acknowledges that the appointment of the Initial Representative as Sellers’ Representative herein is coupled with an interest and may not be revoked. The Initial Representative accepts its appointment and authorization to act as attorney-in-fact and agent of the Sellers.
(b) The Initial Representative will serve as the Sellers’ Representative until the earlier of his resignation or removal (with or without cause) by Sellers holding a majority of the Interests as of the date hereof (a “Majority of the Sellers”). Upon the resignation or removal of the Initial Representative, a Majority of the Sellers will select a new Sellers’ Representative who may resign or be removed or replaced (with or without cause) by a Majority of the Sellers. Each time a new Sellers’ Representative is appointed pursuant to this Agreement, such representative will accept such position in writing.
(c) A Majority of the Sellers will notify Purchaser promptly in writing of each change of the Sellers’ Representative. Until Purchaser receives the foregoing written notice, Purchaser will be entitled to assume that the Person acting as the Sellers’ Representative is still the duly authorized Sellers’ Representative. Purchaser will be entitled to rely upon as being binding upon each Seller any agreement, document, certificate or other instrument executed by the Sellers’ Representative, and Purchaser will not be liable to any Seller for any action taken or omitted to be taken in such reliance, or otherwise in reliance upon the instructions or directions given, or actions taken, by the Sellers’ Representative that are contemplated or permitted to be given or taken thereby by the terms of this Agreement.
(d) In furtherance of the appointment of Sellers’ Representative herein made, each Seller, fully and without restriction: (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by Sellers’ Representative under this Agreement; (ii) grants Sellers’ Representative unlimited authority and power to (A) deliver to Purchaser all certificates and documents to be delivered to Purchaser by the Sellers pursuant to this Agreement, together with any certificates and documents executed by the Sellers and deposited with the Sellers’ Representative for such purpose, (B) dispute or refrain from disputing any claim made by Purchaser under this Agreement, (C) negotiate and compromise any dispute which may arise under this Agreement, (D) pay any amounts due Purchaser under this Agreement, (E) exercise or refrain from exercising any remedies available to the Sellers under this Agreement, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in this Agreement, (H) give such instructions and do such other things and refrain from doing such other things as Sellers’ Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement, (I) receive all amounts payable by Purchaser to Sellers hereunder on behalf of the Sellers and, subject to clause J below, pay to each Seller such Seller’s Pro Rata Percentage of such amounts, and (J) pay out of funds coming into the hands of the Sellers’ Representative from Purchaser, all closing expenses of Sellers; provided that any payments made by the Sellers’ Representative under clauses D and J above shall be considered to be paid by the Sellers on a
Proceeds Pro Rata Basis and (iii) on an individual and several basis based on his or its Proceeds Pro Rata Basis (and not jointly as to or with any other Seller), will indemnify, defend and hold harmless the Sellers’ Representative in accordance with this Section 8.16.
(e) Purchaser shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Sellers’ Representative in his or its capacity as such as being the action taken or the agreement entered into by every Seller. Upon payment or delivery by Purchaser of any amounts required to be paid by Purchaser to the Sellers’ Representative under this Agreement, Purchaser shall have no further obligations or liabilities to the Sellers’ Representative or the Sellers with respect to such payment.
(f) Upon the Closing, Purchaser, on behalf of the Sellers, will wire to the Sellers’ Representative the Expense Fund (it being specifically understood and agreed that the Expense Fund is a Sellers’ Transaction Expense), which will be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any third party expenses pursuant to this Agreement and the Other Seller Documents. The Sellers’ Representative will not be liable for any loss of amounts in the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative will hold these funds separate from its own funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the Sellers’ Representative’s responsibilities hereunder, the Sellers’ Representative will deliver the balance of the Expense Fund to the Sellers according to the respective Pro Rata Percentages. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.
8.17 Continuing Representation. Purchaser agrees, on its own behalf and on behalf of the Purchaser Indemnitees, that, following the Closing, Sullivan & Worcester LLP or any successor firm (collectively, “S&W”) may serve as counsel to the Sellers’ Representative and the Sellers in connection with any matters related to this Agreement and the Contemplated Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Contemplated Transactions notwithstanding any representation by S&W prior to the Closing of the Company and/or any of its Subsidiaries. Purchaser, after consultation with its counsel regarding the implications and risks of the following waiver and acknowledgment, and the Company (on behalf of itself and their Subsidiaries and Affiliates) hereby (a) waive any claim they have or may have that S&W has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Purchaser, Parent, their Affiliates, the Company or any of its Subsidiaries and the Seller Representative or any Sellers, S&W may represent the Seller Representative or any Seller in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser, Parent, their Affiliates, the Company or any of its Subsidiaries and even though S&W may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Purchaser and the Company (on behalf of itself and its Subsidiaries and Affiliates) also further agree that, as to all communications among S&W and the Company, its Subsidiaries, and the Sellers and their representatives, that relate to the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller Representative and may be controlled by the Seller Representative and will not pass to or be claimed by Purchaser, Parent, the Company or any of their Subsidiaries or Affiliates.  In addition, all of the client files and records in the possession of S&W related to this Agreement and the Contemplated Transactions will continue to be property of (and be controlled by) the Seller Representative and none of the Company or its Subsidiaries will retain any copies of such records or have any access to them. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, Parent, the Company or any of their Subsidiaries or Affiliates and a third party other than a party to this Agreement after the Closing, the Company and the Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by S&W to such third party.
Definitions. All terms not defined in this Agreement shall have the meanings assigned to them in Exhibit A.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Membership Interest Purchase Agreement as of the day and year first above written.

SELLERS:
/s/ Greg Castanza
GREG CASTANZA

/s/ Douglas Cohen
DOUGLAS COHEN

/s/ Anthony Czarzasty
ANTHONY CZARZASTY

/s/ Garold Miller
GAROLD MILLER

/s/ Michael Reinking
MICHAEL REINKING

/s/ Benjamin Prince
BENJAMIN PRINCE

/s/ Michael Silva
MICHAEL SILVA

/s/ Nathan Weinstein
NATHAN WEINSTEIN

THE WEINSTEIN FAMILY TRUST DATED AUGUST 29, 2014

/s/ Stacey T. Weinstein
STACEY T. WEINSTEIN, TRUSTEE

/s/ Patrick Keenan
PATRICK KEENAN

ACCEPTING APPOINTMENT AS
THE SELLERS’ REPRESENTATIVE
PURSUANT TO SECTION 8.16:

/s/ Patrick Keenan
PATRICK KEENAN
THE COMPANY:
HALO2CLOUD, LLC

By: /s/ Nathan D. Weinstein
Name: Nathan D. Weinstein
Title: President

PURCHASER:
ZAGG HAMPTON, LLC

By: ZAGG INC
a Delaware corporation
Its: Sole Member

By: /s/ Chris Ahern
Name: Chris Ahern
Title: Chief Executive Officer

PARENT:
ZAGG INC

By: /s/ Chris Ahern
Name: Chris Ahern
Title: Chief Executive Officer

EXHIBIT A

DEFINITIONS
For purposes of the Agreement, in addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:
“Accrued Taxes” means the accrued Liability for Taxes of the Company and the Subsidiary Companies (excluding for avoidance of doubt any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as of the Closing Date that is taken into account as a current liability in the computation of Final Closing Working Capital under Section 1.3 for the period beginning on January 1, 2018 and ending on the Closing Date, net of the amount of any Tax deposits previously made by the Company or the Subsidiary Companies for such period which is reflected as a current asset in the computation of Final Closing Working Capital.
“Additional Payment Amount” means an amount, if greater than zero, equal to the Purchase Price Holdback Amount minus the difference between the Adjusted EBITDA Threshold Amount and Adjusted EBITDA.
“Adjusted EBITDA” means, with respect to the Calculation Period, the aggregate consolidated net income before interest, income taxes, depreciation and amortization of the Company and its Subsidiaries, in all cases attributable directly to sales generated by the Company, its Subsidiaries and the Business determined in accordance with GAAP but applied and calculated in a manner consistent with Schedule A, adjusted to exclude the effect of (A) any fees and expenses related to (i) reductions in work force and/or consolidating operations, (ii) non-cash compensation expenses arising out of the grant of equity awards, (iii) legal expenses and filing or similar fees associated with preparing, filing, prosecuting, obtaining, and maintaining Patent and Trademark filings and registrations (but not, for the avoidance of doubt, defending or enforcing any Patent or Trademark) or (iv) closing facilities or otherwise reorganizing operations, (B) any general company charge or other allocation of expenses from Purchaser or its Affiliates, (C) sales of products that are not Company Products, (D) any expenses related to the Retention Bonus Payments, (E) any Purchaser Transaction Expenses and (F) the Additional Payment Amount. No shared service expenses or research and development or similar expenses that benefit any entities other than the Company and its Subsidiaries shall be allocated to or shared by the Company unless agreed upon in writing by Purchaser and the Sellers’ Representative. To the extent that any transactions between the Company and Purchaser or any of their respective Affiliates may affect Adjusted EBITDA, Purchaser shall cause all such transactions to be conducted on terms and conditions at least as favorable to the Company and its Subsidiaries as the Company and its Subsidiaries could reasonably obtain from an independent distributor or supplier.
“Adjusted EBITDA Threshold Amount” means Nine Million Dollars ($9,000,000).
“Affiliate” of a Person means a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and “control” means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Assets” means all assets of the Purchased Companies used in the operation of the Business.
“Benefit Arrangement” means any material severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, deferred compensation, retirement insurance coverage (including any self-insured arrangements), workers’ compensation, disability or death benefits, supplemental unemployment benefits, vacation benefits, profit-sharing, bonuses, phantom units, options, unit appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan; (ii) at any time after December 31, 2012 is or has been entered into, maintained or contributed to, as the case may be, by the Company or any Subsidiary Company or ERISA Affiliate or for which the Company has any Liability; and (iii) covers or covered any director, consultant employee or former employee of the Company or any ERISA Affiliate.
“Business” means the business of designing, developing, marketing and selling Company Products. For the avoidance of doubt, the definition of Business excludes the marketing or sale of products that are not Company Products, including, but not limited to any of Purchaser’s and its Affiliates’ products that are not included in the definition of “Company Products”.
“Business Day” means a day on which banks are open for business in Salt Lake City, Utah.
“Calculation Period” means the period beginning on January 1, 2019 and ending on December 31, 2019.
“Cash Holdback Amount” means the (i) Indemnity Holdback Amount and (ii) Purchase Price Holdback Amount.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq.
“Closing Cash Payment” means (a) $29,053,424.86, (b) less the Cash Holdback Amount, (c) less the Estimated Company Indebtedness and (d) less the Estimated Sellers’ Transaction Expenses, and as adjusted pursuant to Section 1.3.
“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the shares of restricted common stock of Parent, par value $0.001 per share, issued as the Common Stock Consideration.
“Common Stock Consideration” means One Million Four Hundred Fifty-Seven Thousand Six Hundred Twenty-Seven (1,457,627) shares of Common Stock to be issued to Sellers as part of the Purchase Price, which is equal to the quotient of (X) Twenty-One Million Five Hundred Thousand Dollars ($21,500,000) divided by (Y) $14.75 (the closing price per share of Common Stock as reported by the NASDAQ Stock Exchange on September 29, 2018).
“Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Personal Data.
“Company Products” means (i) all products or services commercially produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary in the past five years and all products or services currently under development by the Company or any Subsidiary for commercial release and (ii) future products and services branded under the “Halo” name.
“Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Intellectual Property or Company Products.
“Confidentiality, Noncompetition and Inventions Agreements” means each Confidentiality, Noncompetition and Inventions Agreement, by and between Parent and each of (i) Garold Miller, (ii) Nathan D. Weinstein, (iii) Patrick Keenan, (iv) Mike Silva, (v) Michelle Silva and (vi) Greg Castanza.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, the Other Seller Documents, the Other Purchaser Documents, including, without limitation, (a) the sale of the Interests by Sellers to Purchaser and (b) the performance by the Parties of their respective obligations and covenants under this Agreement.
“Continuing Employees” means the employees of the Purchased Companies who continue their employment after the Closing Date.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Disclosure Schedule” has the meaning ascribed to it in the introductory paragraph to ARTICLE 2.
“Employee Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that at any time after December 31, 2012 is or has been established, maintained or contributed to by any of the Company or any of its ERISA Affiliates, or under or with respect to which the Company or any Subsidiary Company has any obligation; and (b) each Benefit Arrangement.
“Employment Agreements” means each of the employment agreements entered into as of the date hereof by and between Parent and each of (i) Garold Miller, (ii) Nathan D. Weinstein, (iii) Patrick Keenan, (iv) Mike Silva, (v) Michelle Silva and (vi) Greg Castanza.
“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Environmental Law(s)” means all Laws (including common law), now or hereafter in effect and as amended, any judicial or administrative order, consent decree or judgment applicable to the Business or the real property used by the Business relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; and any similar state or local Law and the regulations adopted from time to time pursuant to said laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer the Company or any Subsidiary Company under Sections 414(b), (c), (m) or (o) of the Code.
“Estimated Company Indebtedness” means a good faith estimate by Sellers’ Representative of Company Indebtedness as of the Closing, as set forth in the Estimated Closing Statement.
“Estimated Sellers’ Transaction Expenses” means a good faith estimate by Sellers’ Representative of Sellers’ Transaction Expenses as of the Closing, as set forth in the Estimated Closing Statement.
“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expense Fund” means a cash sum of $50,000.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.
“Final Closing Working Capital” means the Working Capital as of the Closing.
“Final Company Indebtedness” means the Company Indebtedness as of the Closing.
“Final Payment Amount” means (a) the Purchase Price, (b) less the Final Company Indebtedness, (c) less the Final Sellers’ Transaction Expenses, (d) plus the amount, if any, by which Final Closing Working Capital exceeds the Target Working Capital, or (e) less the amount, if any, by which Target Working Capital exceeds the Final Working Capital.
“Final Sellers’ Transaction Expenses” means the Sellers’ Transaction Expenses as of the Closing.
“Fundamental Innovation Losses” means any Losses related to or arising from any invitation to license or claims made by Fundamental Innovation Systems International, LLC.
“Funds Flow Memo” means a closing funds flow memorandum mutually agreed upon by the Purchaser and Sellers’ Representative.
“GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.
“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, and any court or other judicial authority, in each case whether U.S. federal, state, local or foreign.
“Hazardous Substances” means (a) petroleum and petroleum products, radioactive materials, asbestos and asbestos-containing materials, urea formaldehyde, including foam insulation that contains urea formaldehyde, polychlorinated biphenyls including transformers or other equipment that contain polychlorinated biphenyls and (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any of the applicable Environmental Laws.
“Indebtedness” of any Person means and includes, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) indebtedness secured by an Encumbrance on assets or properties of such Person, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) all amounts owed by and all obligations by such person as lessee under leases that have been recorded as capital leases or are required to be recorded as capital leases in accordance with GAAP, (f) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, or (g) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (f) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof, to the extent actually incurred and not paid or accrued. For the avoidance of doubt, Indebtedness shall not, however, include (x) accounts payable to trade creditors or (y) accrued expenses arising in the Ordinary Course of Business.
“Indemnity Holdback Amount” means Four Million Dollars ($4,000,000).
“Initial Payment Amount” means the Closing Cash Payment plus the Common Stock Consideration.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating primarily to any Intellectual Property that is primarily used or held primarily for use in the conduct of the Business as currently conducted or proposed to be conducted to which any Purchased Company is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by any Purchased Company and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to such Purchased Company with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Invicta Losses” means any Losses related to or arising from trademark infringement claims asserted by Invicta Watch Group.
“Knowledge” (i) when used in the phrases “to the Company’s Knowledge” or words of similar import means the actual knowledge of a particular fact, circumstance, event or other matter by any of Garold Miller, Nathan D. Weinstein, Patrick Keenan and Mike Silva, assuming that each such Person has made such inquiry and investigation of personnel and files of the Company and its Subsidiaries as would be reasonable for such person to make under the circumstances, and (ii) when used in the phrases “to Seller’s Knowledge” or words of similar import means the actual knowledge of a particular fact, circumstance, event or other matter by such Seller, assuming that such Seller has made such inquiry and investigation of such Seller’s files as would be reasonable for such Person to make under the circumstances.
“Law” means any law, statute, regulation, ordinance or other binding action, announcement or requirement of a Governmental Authority.
“Liabilities” means all obligations, commitments and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent, based on any contingency, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, fixed or otherwise) or due or to become due.
“License” means any license, permit, approval, certificate, authorization and similar authorization issued by a Governmental Authority.
“Lien Releases” shall mean duly executed, written instruments releasing the Encumbrances (other than Permitted Encumbrances ) on the Assets and authorizing the filing of UCC-3 termination statements for all UCC-1 financing statements filed in connection with any such released Encumbrance, which Encumbrances to be released are set forth on Schedule A-1.
“Lock-Up Agreements” means those certain lock-up agreements, dated as of the date hereof, executed by each of Garold Miller, Nathan D. Weinstein, Stacey T. Weinstein, Trustee of the Weinstein Family Trust dated August 29, 2014, Greg Castanza, Patrick Keenan and Mike Silva.
“Losses” means all losses, Liabilities, claims, actions, causes of action, awards, judgments, payments, costs, expenses, interest, penalties, fines and other damages, all costs and expenses of investigating and defending any third party claim, lawsuit or arbitration and any appeal therefrom (including reasonable attorneys’ fees) and all amounts paid (including the direct and indirect costs and expenses associated with providing property or services) incident to any compromise or settlement of any such claim, lawsuit or arbitration, in each case, whether or not involving a third-party claim.
“Material Adverse Effect” means any change, effect, occurrence, fact, or event that, individually or in the aggregate, has or reasonably could be expected to have a material adverse effect on the business, assets, financial condition, or results of operations of the Purchased Companies taken as a whole, other than any change, event, circumstance or development arising after the date of this Agreement resulting from or relating to (A) changes in the United States or foreign economy, so long as such changes do not disproportionately affect the Business of the Purchased Companies, taken as a whole, relative to other businesses operating in the industries in which the Purchased Companies operate, (B) acts of war, sabotage or terrorism (including any escalation or general worsening thereof), or earthquakes, floods or other natural disasters, in any area where the Purchased Companies operate, so long as such acts of war, sabotage or terrorism, or earthquakes, floods or other natural disasters do not disproportionately affect the Business of the Purchased Companies, taken as a whole, relative to other businesses operating in the industries in which the Purchased Companies operate, and (C) changes in Law or GAAP, so long as such changes do not disproportionately affect the Business of the Purchased Companies, taken as a whole, relative to other businesses operating in the industries in which the Purchased Companies operate, (D) the announcement or the pending of the Contemplated Transactions, (E) any actions taken, or omitted to be taken, or announced by Purchaser or its Affiliates, (F) breach of this Agreement by Purchaser, and (G) any matters set forth in the Disclosure Schedule. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.
“NOCO Losses” means any Losses related to or arising from the patent infringement claims asserted in the Complaint filed by The NOCO Company Inc. (C.A. No. 18-1423-MN), in the United States District Court for the District of Delaware on September 13, 2018 that was dismissed by The NOCO Company, Inc. without prejudice on December 3, 2018.
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.
“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
“Payoff Amounts” means the sums of money necessary to satisfy the Estimated Company Indebtedness and the Estimated Sellers’ Transaction Expenses to the extent paid at Closing.
“Purchase Price Holdback Amount” means Five Million Dollars ($5,000,000).
“Permitted Encumbrances ” means (i) Encumbrances with respect to Taxes that are not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed; (ii) Encumbrances of repairmen, bailees, materialmen, or mechanics, provided, however, that such Encumbrances were incurred in the Ordinary Course of Business, such obligations are not yet due and payable, and for which adequate provision has been made in accordance with GAAP; (iii) pledges or deposits to secure obligations under workmen’s compensation, social security or unemployment compensation laws or similar legislation and (iv) zoning, building and other similar Laws, none of which individually or in the aggregate, materially impairs the continued use and operation of property subject to a Lease in the conduct of the Business as currently conducted.
“Person” means any entity, corporation, company, association, joint venture, limited liability company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), Governmental Authority, trustee, receiver or liquidator.
“Personal Data” means a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Law.
“Privacy Laws” means (A) each applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental Authority that pertains to one of the laws, rules or standards outlined in clause (A) and (C) industry self-regulatory principles applicable to the protection or processing of Personal Data, direct marketing, emails, text messages or telemarketing.
“Pre-Closing Taxes” means Taxes attributable to Pre-Closing Tax Periods. In the case of any Taxes that are imposed and are payable for a Straddle Period, the portion of such Tax that constitutes Pre-Closing Taxes shall (a) in the case of any real or personal property Taxes be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period (with appropriate adjustments made in the event that any property upon which such Tax is based, whether real, personal or intangible, is disposed of, acquired or modified after the Closing Date), and (b) in the case of any other Tax, including Taxes based upon or related to income or receipts, franchise Taxes, sales or use Taxes (including ad valorem or value added) and payroll Taxes), be deemed equal to the amount which would be payable if the relevant Tax period ended at the close of the day before the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending before the Closing Date or, with respect to any Straddle Period, that portion of the taxable period that ends at 12:01 AM on the Closing Date.
“Proceeds Pro Rata Basis” means, with respect to any Seller, an amount equal to (i) the amount of Losses as to which a claim for indemnification under Section 7.2 is asserted, multiplied by (ii) a fraction (A) the numerator of which shall be the aggregate amount of the Purchase Price actually received by such Seller, and (B) the denominator of which shall be the aggregate Purchase Price actually received by all Sellers.
“Purchaser Transaction Expenses” means all fees, costs and expenses (including legal fees, investment banking fees and accounting fees) that have been incurred by or on behalf of Purchaser in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by Purchaser in connection with the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions.
“Release Agreements” means the release agreements releasing the Purchased Companies, Purchaser and Parent executed by each of (i) Anthony Czarzasty, (ii) Douglas Cohen, (iii) Michael Reinking and (iv) Benjamin Prince, dated as of the date hereof.
“Remedial Action” means all action to (a) clean up, remove, or remediate Hazardous Substances; (b) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, maintenance of a remedy, operating and monitoring of a remedy and monitoring.
“R&W Insurance Policy” means a buy-side representation and warranty insurance policy having terms and conditions (including coverage exclusions) satisfactory to Purchaser and Sellers’ Representative.
“Retention Bonus Payments” means the aggregate amount of the retention bonus payments made to each of (i) Garold Miller, (ii) Nathan D. Weinstein, (iii) Patrick Keenan, (iv) Mike Silva, (v) Greg Castanza and (vi) Michelle Silva, pursuant to the terms and conditions of the applicable Employment Agreement.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
“Sellers’ Transaction Expenses” means the Expense Fund and all fees, costs and expenses (including legal fees, investment banking fees and accounting fees) that have been incurred by or on behalf of the Purchased Companies or Sellers in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by the Purchased Companies in connection with the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions.
“Straddle Period” means any taxable period that includes the day before the Closing Date and ends after the Closing Date.
“Subsidiary” means any corporation, firm, enterprise, limited liability company, partnership, joint venture or other entity in which the applicable Person owns, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest.
“Tax Returns” means, collectively all Federal, state, foreign and local tax reports, returns, information returns and other related documents (including, but not limited to, any schedule or attachment thereto) required to be filed by any relevant taxing Governmental Authority.
“Taxes” means, collectively all taxes, including, without limitation, income, gross receipts, net proceeds, alternative, add-on, minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, environmental, occupational, interest equalization, windfall profits and severance taxes, assessable payments under Code Section 4980H, and all other like governmental charges, together with any interest, penalties or additions to tax imposed with respect thereto.
“Trade Secret Disclosure Statement” means a detailed description of the Trade Secrets and know-how relating to how the Purchased Companies create a lithium-ion battery charger capable of jump-starting a vehicle.
“Transfer Agent” means Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014 and a phone number of (702) 818-5898, and any successor transfer agent of the Company.
“Working Capital” shall mean the amount calculated by subtracting the sum of the components of current liabilities of the Company from the sum of the components of current assets of the Company as of the Closing Date set forth on Schedule 1.3(a)(i).
In addition to the foregoing definitions, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below:
2019 Targets Section 1.6(e)
Acceleration Payment Amount Section 1.6(e)
Actions Section 2.8
Additional Payment Calculation Section 1.6(b)
Additional Payment Calculation Objection Notice Section 1.6(c)
Additional Payment Calculation Statement Section 1.6(b)
Agreement Preamble
Balance Sheets Section 2.6(a)
Base Cap Section 7.4(d)(i)
Closing Date Section 1.3(e)
Closing Statement Section 1.3(b)
Company Preamble
Company Databases Section 2.12(d)
Disclosure Schedule ARTICLE 2
Dispute Notice Section 1.3(d)
Disputed Matters Section 1.3(d)
ERISA Parties Section 2.19(g)
Estimated Closing Statement Section 1.3(a)
Estimated Closing Working Capital Section 1.3(a)
Excess Payment Section 1.3(c)
Export Approvals Section 2.25
Financial Statements Section 2.6(a)
Fundamental Representations Section 7.4(a)
ICT Infrastructure Section 2.11(a)
Independent Accounting Firm Section 1.3(d)
Insurance Policies Section 2.15
Interest Assignments Section 1.5(b)(i)
Interests  Recitals
Interim Balance Sheets Section 2.6(a)
Lease Section 2.16(b)
Majority of the Sellers Section 8.16(b)
Material Contracts Section 2.13(a)
Other Purchaser Documents Section 1.5(a)(vi)
Other Seller Documents Section 1.5(b)(xiv)
Parent SEC Documents Section 4.9
Parties Preamble
Party Preamble
Payables Section 2.23
Payment Shortfall Section 1.3(c)
Pro Rata Percentage Section 1.2(a)
Purchase Price Section 1.2
Purchased Companies  Recital
Purchaser Preamble
Purchaser Indemnitees Section 7.2
Resignation Letters Section 1.5(b)(v)
Restrictive Covenant Agreement Section 1.5(a)(iii)
Review Period Section 1.6(c), Section 1.3(c)
S&W Section 8.17
Seller Indemnitees Section 7.3
Sellers Preamble
Sellers Wire Transfer Instructions Section 1.2(a)
Sellers’ Representative Section 8.16(a), Preamble
Subsidiary Companies  Recitals
Subsidiary Company Interests Section 2.3
Target Working Capital Section 1.3(a)
Threshold Amount Section 7.4(c)
Transfer Agent Instructions and Confirmations 1.2(e)

Schedule 1.3(a)(i)
Estimated Closing Statement

Current Assets
Cash	$1,248,150
Accounts Receivable	$3,352,196
Inventory	$3,321,019
Inventory, return from reserve	$434,944
Deposit	$169,579
Current Assets Total	$8,525,888

Current Liabilities
R&W Insurance Expenses (excluding premium)	$20,000
Accounts Payable	$3,339,677
Sales Return Reserve	$1,146,870
Credit Card	$83,160
Accrued Commissions	$163,011
Accrued Payroll	$109,930
Accrued bonus	$135,000
Tax Provision	$375,000
Current Liabilities Total	$5,372,648

Estimated Closing Working Capital	$3,153,240

(A) Estimated Closing Working Capital  $3,153,240.00

(B) Estimated Company Indebtedness  $2,150,000.00

(C) Estimated Sellers’ Transaction Expenses  $78,322.50